UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Boston Private Financial Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
Ten Post Office Square
Boston, Massachusetts 02109

Dear Fellow Shareholders:
On behalf of the Board of Directors and the management of Boston Private Financial Holdings, Inc. (the “Company”), you are invited to attend the Company’s 2016 Annual Meeting of Shareholders. The meeting will be held on Thursday, April 21, 2016 at 10:00 a.m. Eastern time, at Ten Post Office Square, 2nd Floor, Boston, Massachusetts 02109.
The attached Notice of the 2016 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the meeting. Please refer to the Proxy Statement for detailed information on each of the proposals. Only shareholders of record at the close of business on March 3, 2016 may vote at the meeting or any postponements or adjournments of the meeting.
On behalf of the Board of Directors and all employees of Boston Private Financial Holdings, Inc., I thank you for your continued support of our Company.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2016 Annual Meeting of Shareholders, please vote in order to ensure the presence of a quorum.

Sincerely,

/s/ CLAYTON G. DEUTSCH
Clayton G. Deutsch
Chief Executive Officer and President

Boston, Massachusetts
Dated: March 17, 2016

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
Ten Post Office Square
Boston, Massachusetts 02109
____________________________________

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
___________________________________________

TIME AND DATE PLACE		10:00 a.m. Eastern Time, Thursday, April 21, 2016 Ten Post Office Square, 2nd Floor Boston, Massachusetts 02109
ITEMS OF BUSINESS	(1)	To elect the nine director nominees named in the Proxy Statement to serve until the 2017 annual meeting and until their successors are duly elected and qualified.
	(2)	To approve an advisory, non-binding resolution on the compensation of the named executive officers as disclosed in the Proxy Statement.
	(3)	To approve the Boston Private Financial Holdings, Inc. Annual Executive Incentive Plan.
	(4)	To ratify the selection of KPMG, LLP as the Company’s independent registered public accounting firm for fiscal 2016.
	(5)	To transact any other business that may properly come before the meeting.
RECORD DATE		Only shareholders of record at the close of business on March 3, 2016 may vote at the meeting or any postponements or adjournments of the meeting.
PROXY VOTING
Your vote is very important. Please complete, date, sign and return the accompanying proxy card or vote electronically via the Internet or by telephone. The enclosed return envelope requires no additional postage if mailed in the United States. For specific instructions on how to vote your shares, please refer to the section entitled “Voting Options.”

We look forward to your attendance in person or by proxy.
By Order of the Board of Directors,
MARGARET W. CHAMBERS
Corporate Secretary
Boston, Massachusetts
Dated: March 17, 2016

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Shareholders to be held on Thursday, April 21, 2016. The Company’s Annual Report on Form 10-K for the period ending December 31, 2015 and the 2016 Proxy Statement are available at http://www.viewproxy.com/bostonprivate/2016. These documents are also available free of charge by calling the Company’s toll-free number (888) 666-1363 or by contacting the Company’s investor relations department by email at investor-relations@bostonprivate.com.

PROXY STATEMENT
for the
2016 ANNUAL MEETING OF SHAREHOLDERS

The Company’s Board of Directors (the “Board”) is making this Proxy Statement available to you in connection with the solicitation of proxies by our Board for the 2016 Annual Meeting of Shareholders (the “Meeting”). The Meeting will be held on Thursday, April 21, 2016 at 10:00 a.m. Eastern time, at Ten Post Office Square, 2nd Floor, Boston, Massachusetts 02109.
_______________________________________

VOTING INFORMATION
_______________________________________

Record Date. The record date for the Meeting is March 3, 2016 (the “Record Date”). At the close of business on the Record Date, there were 83,566,249 shares of the Company’s common stock entitled to be voted at the Meeting, and there were 1,042 shareholders of record. There are no other outstanding shares that are eligible to vote.

Voting Your Proxy. Only shareholders of record at the close of business on the Record Date are entitled to vote at the Meeting. Each outstanding share of common stock is entitled to one vote on each matter before the Meeting.

Vote Required. A quorum of the common stock must be present at the Meeting for any business to be conducted. The presence, in person or by proxy, of the holders of at least a majority of the votes entitled to be cast on a matter for each voting group constitutes a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. If a quorum is not present, the Meeting will be adjourned until a quorum is obtained.

Director nominees must receive a plurality of the votes cast by shareholders in order to be elected. A proxy vote that withholds authority to vote for a particular nominee or nominees and broker non-votes will have no effect on the outcome of the election of the nominees. The approval of the advisory, non-binding resolution on executive compensation requires the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the votes for this proposal. The approval of the Company’s Annual Executive Incentive Plan requires the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the votes for this proposal. The ratification of the selection of the Company’s registered independent public accounting firm requires the affirmative vote of a majority of the votes cast at the Meeting.

We are first sending this Proxy Statement and the accompanying materials to shareholders on or about March 17, 2016.
VOTING OPTIONS
Your vote is very important. Even if you plan to attend the Meeting in person, please cast your vote as soon as possible by:

•
Mail. The accompanying proxy card, if properly completed, signed, dated and returned in the enclosed envelope, will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

•
Telephone or Internet. If you hold your shares of common stock directly and not in street name, you may vote by telephone or Internet by following the instructions included on your proxy card. If you vote by telephone or Internet, you do not have to mail in your proxy card. Telephone and Internet voting are available 24 hours a day. For participants in the Company’s 401K and ESPP Plans, Internet and telephone voting is available through April 18, 2016 at 11:59 p.m. Eastern time. For all other holders, Internet and telephone voting is available through April 20, 2016 at 11:59 p.m. Eastern time.

•
Voting in Person at the Meeting. If you are a registered shareholder as of the Record Date and attend the Meeting, you may deliver your completed proxy card in person. Additionally, we will have ballots available for those registered shareholders as of the Record Date who wish to vote in person at the Meeting.

A shareholder of record may revoke a proxy any time before the polls close by submitting a later dated vote by telephone, Internet, or mail, by delivering instruments to the Corporate Secretary before the Meeting or by appearing in person at the Meeting and specifically withdrawing any previously voted proxy.

VOTING MATTERS AND VOTING RECOMMENDATIONS
By submitting your proxy by one of the methods listed above, you authorize Margaret W. Chambers, Executive Vice President, General Counsel and Corporate Secretary, and David J. Kaye, Executive Vice President, Chief Financial and Administrative Officer, to represent you and vote your shares at the Meeting in accordance with your instructions. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted in accordance with the Board’s recommendations as follows:

Proposal		Board Recommendation	Page Reference (for more detail)
Item 1	Elect the nine director nominees named in this Proxy Statement to serve until the 2017 annual meeting and until their successors are duly elected and qualified.	FOR each Director Nominee	3
Item 2	Approve an advisory, non-binding resolution on the compensation of the Company’s named executive officers.	FOR	45
Item 3	Approve the Company’s Annual Executive Incentive Plan.	FOR	46
Item 4	Ratify the selection of KPMG, LLP as the Company’s independent registered public accounting firm for fiscal 2016.	FOR	48

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be considered at the Meeting. If any other matters properly come before the Meeting, the proxies will be voted at the discretion of the proxy holders.

ANNUAL REPORT

All shareholders of record are being sent a copy of the Company’s 2015 Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which contains audited financial statements of the Company for the fiscal years ended December 31, 2015, 2014 and 2013, as filed with the Securities and Exchange Commission (“SEC”) on February 26, 2016. These reports, however, are not part of the proxy soliciting material.

A copy of the Company’s Annual Report on Form 10-K filed with the SEC, including all exhibits, may be obtained free of charge by writing to Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Corporate Secretary, or by accessing the Company’s website at www.bostonprivatefinancial.com, and selecting the link “Documents/SEC filings” under the “Investor Relations” tab.

PROPOSAL 1

ELECTION OF DIRECTORS
The Board of Directors of the Company currently consists of ten members. On March 8, 2016, Mr. Shapiro informed the Board of Directors of the Company that he had decided not to stand for re-election at the Meeting. At this year’s annual meeting, shareholders will be asked to elect nine directors, each of whom is currently serving as a director of the Company. Each of the nine director nominees has consented to serve as a director if elected at this year’s annual meeting. Each nominee elected as a director will serve until the next annual meeting and until his or her successor has been elected and qualified. If any nominee is unable to serve as a director at the annual meeting, the Board may reduce the number of directors to be elected at the annual meeting.
The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a Director of the Company. In addition to the information presented below regarding each Director’s specific experience, qualifications, attributes and skills, the Board also believes that all of the Directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to the Company.
The Board has determined that each nominee, except Mr. Deutsch, qualifies as an independent director under the NASDAQ listing standards.
If any of the nominees shall become unavailable for any reason, all proxies will be voted FOR the election of such other person as the Board of Directors may recommend.
The Board of Directors unanimously recommends a vote FOR each of its nine director nominees.

INFORMATION REGARDING DIRECTOR NOMINEES
The following table sets forth certain information regarding the nominees for election at the 2016 Annual Meeting of Shareholders, based on information furnished by them to the Company:

	Age	Director Since	Independent
Board Nominees
Clayton G. Deutsch	60	2010	NO
Deborah F. Kuenstner	57	2007	YES
Gloria C. Larson	65	2015	YES
John Morton III	72	2008	YES
Daniel P. Nolan	63	2014	YES
Kimberly S. Stevenson	53	2015	YES
Stephen M. Waters, Chairman of the Board	69	2004	YES
Donna C. Wells	54	2014	YES
Lizabeth H. Zlatkus	57	2015	YES

Director Nominee Qualifications
This section provides information as of the date of this Proxy Statement about each nominee for re-election at the Meeting. It is expected that each nominee, if elected, will also be appointed to the board of directors of Boston Private Bank & Trust Company (the “Bank”), a wholly-owned subsidiary of the Company. Each nominee is currently a member of the board of directors of the Bank. For more information see “Corporate Governance.”

Clayton G. Deutsch
Mr. Deutsch is Chief Executive Officer and President of the Company, which he joined in August 2010. Mr. Deutsch is a member of the Company’s Leadership Team and has over 30 years of experience in the financial services industry. He began his career in banking in the 1970s at Society Corporation, the predecessor to Key Corp. Prior to joining the Company, he was a director at McKinsey & Company, which he joined in 1980, and served as Global Leader of that firm’s Merger Management Practice. During his time at McKinsey, he developed deep experience working with many leading financial institutions, with a particular focus in the private banking, wealth advisory, and wealth management sectors, as he helped establish and build McKinsey’s Financial Services practice globally. As a senior leader at McKinsey, Mr. Deutsch managed the Midwest complex of McKinsey offices including Chicago, Pittsburgh, Minneapolis, Cleveland and Detroit, and founded and led the Great Lakes Financial Services practice. Throughout his career with McKinsey, he consulted with financial services providers and other businesses on global strategy development, performance improvement, M&A strategy and corporate governance, among other areas. Mr. Deutsch also served as Chairman of McKinsey’s Principal Review Committee, a member of the Director Review Committee, a long-time member of the Shareholders Council (McKinsey’s board of directors) and Chair of the Professional Standards Committee. In addition to Mr. Deutsch’s management expertise, he brings to our Board extensive knowledge of financial services strategies. His skills at directing corporate strategy provide our Board with a valuable resource as the Company expands its strategic direction. Mr. Deutsch’s extensive experience in the financial services industry and deep strategic expertise make him an excellent nominee for the Board.

Deborah F. Kuenstner
Ms. Kuenstner is the Chief Investment Officer of Wellesley College. Before joining Wellesley College in February of 2009, Ms. Kuenstner was Chief Investment Officer and Vice President of Investment Management at Brandeis University from 2007 to January 2009. Prior to working at Brandeis, Ms. Kuenstner was Managing Director of Research for Fidelity Management & Research Company, the investment management organization of Fidelity Investments. Ms. Kuenstner was the Chief Investment Officer, Global Value, at Putnam Investments from 2000 to 2004. Her other roles at Putnam included Chief Investment Officer, International Value and Senior Portfolio Manager, International Equities. Prior to that, she worked at DuPont Pension Fund Investment in Wilmington, Delaware as a Senior Portfolio Manager, International Equities. Ms. Kuenstner has also been a Vice President, International Investment Strategist, at Merrill Lynch, in addition to Economist at the Federal Reserve Bank of New York. Ms. Kuenstner was actively involved in the Board of Pensions of the Presbyterian Church USA from 1996-2004 as Investment Committee Chair, Director, and most recently, Co-opted Director. Ms. Kuenstner brings to the Board valuable experience and knowledge about the financial services industry generally and, in particular, the investment management arena. Along with this experience, her economic and risk management expertise make her an excellent nominee for the Board.

Gloria C. Larson
Ms. Larson was elected to the Board in January 2015. She has served as the President of Bentley University since July 2007 and is the first woman to hold this position. Ms. Larson formerly served as the Co-Chair of the Government Strategies Group at the law firm of Foley Hoag LLP, and from 1996 until 2007 managed a practice that covered a broad array of federal, state and local regulatory and business development issues. Widely influential in economic policy, Ms. Larson was Secretary of Economic Affairs for The Commonwealth of Massachusetts from 1993 to 1996 and was responsible for developing and promoting economic growth policies and fostering employment opportunities. She served as The Commonwealth of Massachusetts Secretary of Consumer Affairs and Business Regulation from 1991 to 1993, where she was responsible for regulatory oversight of banking, insurance and energy, as well as consumer protection. Prior to her state service, she oversaw business and regulatory issues at the federal level as a senior official with the Federal Trade Commission (FTC), where she served as Deputy Director of Consumer Protection from 1990 to 1991 and as Attorney Advisor to Commissioner Patricia P. Bailey from 1981 to 1988. Ms. Larson has been honored and recognized by many groups for her contributions to state economic development policy and her commitment to civic engagement. Ms. Larson previously served as a member of the Council of Economic Advisors, as well as the Massachusetts Clean Energy Center and the Commonwealth’s Successful Women, Successful Families Task Force. Ms. Larson is a member of the Executive Committee of the American College and University Presidents Climate Commitment and a member of the Liberal Education and America’s Promise (LEAP) Presidents’ Trust. She served for more than a decade as Chairman of the Massachusetts Convention Center Authority (MCCA), was the first woman to serve as Chairman of the Greater Boston Chamber of Commerce, where she continues to serve on the Chamber’s Executive Committee. Ms. Larson presently holds the post of President of the Massachusetts Conference for Women. In addition, she is a board or advisory council member of several prominent professional, charitable and civic organizations. In addition to serving on the Company’s Board of Directors, Ms. Larson currently serves as a Director of Unum Group, chairing Unum’s Regulatory Compliance Committee. She previously served as a director on the boards of KeySpan Energy and RSA Security, as well as a member of the board of Blue Cross Blue Shield of MA. Ms. Larson’s deep ties in the Boston community, as well as her public company and financial sector experience, are of great value to the Company as it continues to focus on its strategic goal of becoming a premier national wealth management and private banking company. We believe that Ms. Larson’s expertise in the regulatory oversight of banking and the financial services industry, and her experience managing regulatory and business development issues qualify her as an excellent nominee for the Board.

John Morton III
Mr. Morton is a seasoned bank executive with over 35 years of banking and financial services experience. He has extensive experience leading organizational turnarounds, acquisition integrations, business growth and corporate governance activities. Mr. Morton was a director of Fortress International Group, Inc. from January 2007, and served as Chairman from December 2008 to January 2012, when he resigned from the board. Mr. Morton served as an advisor to Fortress International Group, Inc.’s board through the first quarter of 2012. He has been a Director of the Company since August 2008, of Barry-Wehmiller Companies, Inc. since July 2007, and Dynamac International Inc., from the late 1980s until it was sold in early 2010. Mr. Morton served as a director of Broadwing Corporation from April 2006 to January 2007. He served as President of Premier Banking for Bank of America Corp. from August 2004 to September 2005. From 1997 to 2001, Mr. Morton served as President of the Mid-Atlantic Region, Bank of America. He was President of the Private Client Group of NationsBank from 1996 to 1997. From 1994 to 1996, he served as Chairman, Chief Executive Officer and President of The Boatmen’s National Bank of St. Louis, and as Chief Executive Officer of Farm and Home Financial Corporation from 1992 to 1993. In 1990 and 1991, Mr. Morton served as Perpetual Financial Corporation’s Chairman, Chief Executive Officer and President. He served in the U.S. Navy as a lieutenant aboard the nuclear submarine U.S.S. George Washington Carver. He serves as Commissioner of the Maryland State Lottery and Gaming Control Commission, Director, U.S. Naval Institute, and director of the U.S. Naval Academy Foundation Athletic and Scholarship Programs. We believe Mr. Morton is a valuable nominee for the Board in light of his experience as the chairman, chief executive officer and president of several banking institutions, coupled with his service on a number of public company boards. He brings to the Board operational expertise, a deep background in the financial services industry, and a comprehensive understanding of the Company’s business, all of which make him particularly qualified and an excellent nominee to serve on the Board.

Daniel P. Nolan
Mr. Nolan has served as President and CEO of Hugh Johnson Advisors, LLC, a registered investment advisor located in Albany, New York, since October 2008. Mr. Nolan is also a principal in NPV Capital LLC, a private equity and real estate investment firm that he formed in July 2007. Prior to holding these positions he was a partner in Ayco Company, L.P., a wholly owned subsidiary of Goldman Sachs. During his twenty-eight year career at Ayco, from August 1978 through April 2007, Mr. Nolan provided tax, investment and financial planning advice to Ayco’s highest net worth clients. He served as a Regional Vice President of two of Ayco’s regional offices and held a variety of management positions, serving on both the Senior Management Committee and the Strategic Planning Committee. Mr. Nolan founded and led the firm’s Special Investment Group, creating venture capital, private equity and hedge fund opportunities for the firm’s clients. In July 2003, Ayco was sold to The Goldman Sachs Group and Mr. Nolan led the effort to integrate Ayco into Goldman’s Private Wealth Management practice. He previously served on the board of Capital Bank & Trust, a community bank headquartered in Albany, New York. Mr. Nolan has been a trustee of Albany Law School since May 2011 and a trustee of The College of St. Rose since May 1989. Mr. Nolan has been a member of the board of directors of NSC de Puerto Rico, Inc. since June 1998, a member of the Center for Disability Services Endowment since May 2013, and a member of the College Affairs Committee of the Albany Medical Center Board of Directors since August 2012. Mr. Nolan’s proven business acumen, as demonstrated by his success in founding and leading several companies, is a valuable resource as the Company continues to build on its current strategy. He has significant leadership, operational and investment management and financial expertise. Further, Mr. Nolan offers the Board a unique perspective into a number of important areas including strategic planning and wealth management. We believe that Mr. Nolan’s extensive experience make him an excellent nominee for the Board of Directors.

Kimberly S. Stevenson
Ms. Stevenson was elected to the Board in October 2015. She is corporate vice president and Chief Information Officer (CIO) of Intel Corporation, which she joined in September 2009. Her IT organization capitalizes on information technology to accelerate Intel’s quest to bring smart, connected devices to every person on Earth. More than 6,000 worldwide IT professionals are protecting Intel’s assets, driving competitive advantage, and providing IT solutions under Ms. Stevenson’s leadership. Previously, Ms. Stevenson held the position of vice president and general manager of Intel’s Global IT Operations and Services. Prior to joining Intel, Ms. Stevenson spent seven years at the former EDS, now HP enterprise services, holding a variety of positions including vice president of its Worldwide Communications, Media and Entertainment (CM&E) Industry Practice, as well as the vice president of Enterprise Service Management, where she oversaw the global development and delivery of enterprise services. Before joining EDS, Ms. Stevenson spent 18 years at IBM, from February 1983 to September 2002, in several executive positions including vice president of Marketing and Operations of the eServer iSeries division. She currently serves on the board of directors of Cloudera. With the financial services industry increasingly reliant on technology, Ms. Stevenson’s deep operational experience and CIO experience serve to enhance the Board’s overall makeup and as such make her an excellent nominee to serve on the Board of Directors.

Stephen M. Waters
Mr. Waters is Chairman of the Board of the Company and the Bank, and is Managing Partner of Compass Partners Advisors LLP and its advisory and investment subsidiaries, which he founded in 1996. Prior to this, Mr. Waters spent over twenty years advising corporate and financial entities both in the U.S. and internationally. Mr. Waters served from 1992 to 1996 as Co-Chief Executive Officer of Morgan Stanley Europe and was a member of Morgan Stanley’s worldwide 12-person Operating Committee. Mr. Waters joined Morgan Stanley as a Managing Director in the Mergers and Acquisitions Department in June 1988 and was Co-Director of that department from January 1990 to early 1992. Mr. Waters was Co-Director of the Mergers and Acquisition Department at Shearson Lehman Brothers from 1985 to 1988. He serves on the Board of Directors of Valero Energy Corporation where he sits on the audit committee. Mr. Waters brings over 35 years of specific and relevant financial services experience to the Board, along with a deep understanding and practical knowledge of the investment management business. Mr. Waters’ background as a chief executive officer and director, as well as his extensive experience in investment management, economics, and mergers and acquisitions makes him an excellent nominee for the Board.

Donna C. Wells
Ms. Wells became a member of the Company’s Board of Directors in July 2014. She is currently Board Director, President and CEO of Mindflash Technologies, Inc., a private, Palo Alto, California company providing the market-leading cloud-based platform for employee and customer training. Prior to joining Mindflash in 2010, Ms. Wells had a nearly 20 year career in the financial services industry, including experience leading transitions from offline to online business models within Fortune 1000 companies and successfully disrupting established players with small, start-up teams as a serial entrepreneur. Ms. Wells began her career at American Express in 1989 as a member of the Corporate Strategic Planning group and later held positions of increasing responsibility in that company’s Consumer and Corporate Card businesses. From 1997 to 2000, she helped establish a new, strategic product development function for Charles Schwab’s retail business and ultimately held responsibility for product development and marketing to customer segments representing 70% of all Schwab client households. This early experience with the power and scale afforded by online financial service delivery drove Ms. Wells to leadership roles with three of the most innovative companies in this space from 2000 through 2009: MyCFO Wealth Management (sold to Harris Bank), Intuit and Mint.com (sold to Intuit). Ms. Wells’ teams’ work has won multiple Webby’s (the “Oscars of the Internet”) and recognition as a Tech Pioneer by the World Economic Forum in Davos. She has been named a Top 25 Women in Tech to Watch by Accenture and a Marketing Executive of the Year Finalist by the Wall Street Journal. Ms. Wells is a native Californian and returned to live in the Bay Area in 1995, following 14 years on the East Coast and in Asia. Ms. Wells’ extensive experience in the financial services industry and her expertise surrounding online financial service delivery qualifies her as an excellent nominee to serve on the Board of Directors.

Lizabeth H. Zlatkus
Ms. Zlatkus became a member of the Company’s Board of Directors in July 2015. Ms. Zlatkus also serves as a Director on the Board of Legal & General Group (FTSE 100), which she joined in December 2013. She has served on the Pennsylvania State University Business School Board since September 2003 and has served on the Connecticut Science Center Trustee Board since December 2010. Ms. Zlatkus held many senior leadership positions during her tenure at The Hartford Financial Services Group from 1983 to 2011. These included her role as Chief Financial Officer and Chief Risk Officer of the Firm, as well as Co-President of Hartford Life Insurance Companies. Ms. Zlatkus has been recognized for her professional achievements and contributions to the community. She was recognized by Hillary Clinton for her work supporting the disability community in 1999, and participated as a member of The President’s Committee on Employment of People with Disabilities. Ms. Zlatkus was named one of the top 100 women executives by Business Insurance magazine, named to the Women Worth Watching List by the Profiles in Diversity Journal, and was named as the Community Leader of the Year by the Cystic Fibrosis Foundation’s Connecticut Chapter. Ms. Zlatkus served as Regulatory Chair for the North American Chief Risk Officers Council. She was a member on the Hewlett Packard Financial Services Board of Advisors, the LOMA Board of Directors, and a Trustee of the Connecticut Women’s Hall of Fame. Ms. Zlatkus was selected as an Alumni Fellow of The Pennsylvania State University in 2003 and served as the commencement speaker for the business school in 2013. Ms. Zlatkus’s extensive experience in the financial services arena, where she has deep expertise in risk and finance, regulation, governance, and operations, makes her an excellent nominee for the Board.
CORPORATE GOVERNANCE
The business of the Company is managed under the direction of the Company’s Board of Directors in accordance with the Massachusetts General Laws and the Company’s Restated Articles of Organization, as amended, and by-laws. The Board of Directors provides oversight of the Company’s activities for the benefit of its shareholders and other constituencies, which includes the Company’s regulators, affiliated companies, employees, customers, suppliers, creditors and the communities in which the Company and its affiliates conduct business. The table below lists many of our governance practices.

Board and Other Governance Information
Majority Voting for Directors	Yes
Annual Election of All Directors	Yes
Diverse Board (as to Gender, Composition, Skills, Experience, etc.)*	Yes
Annual Board and Committee Self-Evaluation	Yes
Separate Chairman and CEO	Yes
Independent Directors Meet Without Management at Each Regularly Scheduled Board Meeting	Yes
Annual Independent Director Evaluation of CEO	Yes
Code of Business Conduct and Ethics for Directors	Yes
Board Level Risk Management Committee	Yes
Size of Board*	9
Number of Independent Directors*	8
Average Director Age*	61
Average Director Tenure (in Years)*	3.8
Annual Equity Grant to Directors	Yes
Disclosure Committee for Financial Reporting	Yes
*Based on nominated Board

Corporate Governance Guidelines
The Board of Directors has a particular focus on corporate governance, developing the strategic direction of the Company, and seeking to ensure the success of the Company’s business through the appointment and retention of qualified executive management. The Board has documented its commitment to serve the best interests of the Company and its shareholders in its Corporate Governance Guidelines which, among other things, describe our corporate governance practices and address issues such as director qualification standards, director responsibilities, board composition and structure, performance evaluation and succession planning.
Board Leadership Structure
In accordance with the Company’s by-laws, the Board of Directors elects the Chairman of the Board and appoints the President, who also serves as Chief Executive Officer (“CEO”). The Board of Directors has adopted a policy that provides for the separation of the roles of Chairman and Chief Executive Officer.
The Compensation, Governance and Executive Committee has established a Statement of Roles and Responsibilities (“Statement”) for the non-executive Chairman of the Board of Directors (“non-executive Chair”). The Statement provides that the position of non-executive Chairman may only be held by a member of the Board of Directors who has been determined to be “independent” under the NASDAQ listing standards. The non-executive Chairman is elected by the Company’s Board of Directors annually and may be removed at any time with or without cause. The non-executive Chairman is responsible for the management, development and effective functioning of the Board of Directors and provides leadership in every aspect of the Board’s oversight of the Company. The non-executive Chairman acts in an advisory capacity to the CEO and President of the Company, and to other executive officers in matters concerning the interests of the organization and the Board, as well as serving as the liaison between management and the Board of Directors. The duties of the Chairman of the Board include the following:

•	setting agendas for the Board meetings in consultation with the CEO;

•	chairing Board meetings and ensuring that Board functions are effectively carried out;

•	chairing executive sessions of independent directors and providing feedback to the CEO and President, as appropriate;

•	serving as liaison for Chairs of affiliated company boards, as needed;

•	facilitating the Board’s efforts to create and maintain practices that respond to feedback from shareholders and other stakeholders;

•	representing the Board at meetings with major shareholders and other stakeholder groups on governance related matters, as may be requested from time to time;

•	providing advice on behalf of the Board to the CEO and President on major issues;

•	facilitating effective communication between Directors and management, both inside and outside of meetings of the Board;

•	working with the CEO and President to ensure management strategies, plans and performance are appropriately risk assessed and represented to the Board; and

•	advising management in the planning of the strategy meeting.

The Compensation, Governance and Executive Committee conducts a periodic review of the role and responsibilities of the non-executive Chairman and this review is then presented to the full Board of Directors.
Risk Oversight
The Board of Directors plays an important role in the risk oversight of the Company and is involved in risk oversight through direct decision-making authority with respect to significant matters, including the development of limits and specific risk tolerances, and the oversight of management by the Board of Directors and its committees. The Board of Directors and its committees also are each directly responsible for considering risks and the oversight of risks relating to decisions that each committee is responsible for making. In light of the Company’s overall business and market, the extensive regulatory schemes under which the Company and all of its affiliates operate, and the complexities of the Company’s operations as a whole, the Board has established a Risk Management Committee that is tasked with specific responsibility for direct oversight of all of the risks inherent in the Company’s business, along with management of the enterprise-wide risk management program. The Risk Management Committee consults with each of the other committees of the Board of Directors for an analysis of their areas of risk, as well as with management and outside experts, and provides regular, detailed reporting and recommendations on risk-related actions to the full Board. The Risk Management Committee also monitors the risk management function and conducts risk assessments for all of the Company’s subsidiaries, participates directly in the risk management committee meetings of the Bank, which is the Company’s largest subsidiary, adopts and directs the implementation of risk management policies that relate to both the Company and its subsidiaries, and analyzes reporting regarding the same.
In addition to the Risk Management Committee, the Board of Directors administers its risk oversight function through:

•
the review and discussion of regular, periodic reports to the Board of Directors and its committees on topics relating to the risks that the Company faces, including, among others, credit risk, market risk, interest rate risk, operational risks, and regulatory risk;

•
the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, final budgets, material uses of capital, strategic direction, and executive management hiring and promotions;

•
the direct oversight of specific areas of the Company’s business by the Risk Management Committee, the Audit and Finance Committee, the Wealth Management/Trust and Investment Committee, and the Compensation, Governance and Executive Committee; and

•
regular periodic reports from the Company’s internal and external auditors and other third party consultants regarding various areas of potential risk, including, among others, those relating to the Company’s internal controls and financial reporting.

The Board of Directors also relies on management to bring significant matters impacting the Company and its subsidiaries to the Board of Directors’ attention.
Risk Review and Analysis
The Company’s Chief Risk Officer and Chief Human Resources Officer monitor and, on a biennial basis, or more frequently as material changes occur, discuss, evaluate and review the Company’s compensation programs.  During 2015, no such reviews were conducted or required; a detailed review will be conducted in 2016. The findings of these reviews are presented to the Compensation, Governance and Executive Committee for further evaluation and discussion with particular focus on the following key areas: (1) the compensation plans of the persons identified as named executive officers (“NEOs”) in this Proxy Statement to ensure that such plans do not encourage the NEOs to take unnecessary or excessive risks that threaten the value of the Company; (2) employee compensation plans in light of the risks posed to the Company by such plans and how to limit these risks; and (3) employee compensation plans to ensure these plans do not encourage the manipulation of reported earnings to enhance compensation. NEO compensation plans are described in detail in “Compensation Discussion and Analysis.”
The Compensation, Governance and Executive Committee’s review focuses on incentive compensation plans as opposed to base salary plans or standard benefit arrangements, as the Company believes that incentive compensation arrangements have the greatest potential to encourage inappropriate risk-taking, and/or encourage the manipulation of earnings to enhance compensation. The Company also believes that its base salary and benefit arrangements are generally reasonable and appropriate, considering the Company’s compensation philosophy and industry and regional differences.
The Compensation, Governance and Executive Committee evaluates each plan using the following risk categories: acceptable to low risk, moderate level of risk, and significant risk/potential for material adverse impact. The majority of the Company’s incentive compensation plans have been rated in the “acceptable to low risk category.” The Company believes appropriate controls are in place to minimize the risk for permitting unnecessary and inappropriate risk-taking or encouraging the manipulation of earnings to enhance compensation. Such controls include the addition of mechanisms to clawback compensation, enhanced governance processes for compensation reviews and the on-going monitoring of employee compensation that may trigger automatic individual or plan reviews.
The Compensation, Governance and Executive Committee believes that the balance of base compensation, variable annual incentive bonuses determined based on Company and individual performance, and long-term equity incentive compensation is weighted such that excessive or unnecessary risk taking will not be encouraged by the variable elements of compensation. Further, the Compensation, Governance and Executive Committee believes that the long-term equity components of compensation encourage the Company’s executives to focus on elements of the Company’s performance to influence long-term value creation and share price appreciation.

Committees of the Board and Related Matters
The Board of Directors currently has four standing Committees: the Audit and Finance Committee; Compensation, Governance and Executive Committee; Risk Management Committee; and Wealth Management/Trust and Investment Committee. Each committee was comprised solely of members of the Board of Directors who have been determined to meet the definition of “independent” in accordance with the NASDAQ listing standards. All of the committees have adopted charters that provide a statement of the respective committee’s roles and responsibilities. Current charters for the Audit and Finance Committee and the Compensation, Governance and Executive Committee are available in the Investor Relations/Corporate Governance section of the Company’s website at www.bostonprivatefinancial.com.

The following table sets forth membership on the committees and the number of meetings held during 2015.

Name	Audit and Finance	Compensation, Governance and Executive	Risk Management	Wealth Management/Trust and Investment Committee
Deborah F. Kuenstner (1)	•	Chair (7)		•
Gloria C. Larson (2)		•	•
John Morton III	Chair (7)		•
Daniel P. Nolan		•		Chair (7)
Brian G. Shapiro (3)	•		Chair (7)
Kimberly S. Stevenson (4)			•	•
Stephen M. Waters (5)		•		•
Donna C. Wells			•	•
Lizabeth H. Zlatkus (6)	•			•
Number of Committee Meetings Held in 2015	9	12	8	5

(1)	Deborah F. Kuenstner joined the Audit and Finance Committee as of April 2015.

(2)	Gloria C. Larson joined the Board of Directors, the Compensation, Governance, and Executive Committee, and the Risk Management Committee as of January 2015.

(3)	In March of 2016, Mr. Shapiro informed the Board of Directors of the Company that he would not stand for re-election at the Meeting.

(4)	Kimberly S. Stevenson joined the Board of Directors, the Risk Management Committee, and the Wealth Management/Trust and Investment Committee as of October 2015.

(5)	Stephen M. Waters joined the Wealth Management/Trust and Investment Committee as of April 2015.

(6)	Lizabeth H. Zlatkus joined the Board of Directors, the Audit and Finance Committee, and the Wealth Management/Trust and Investment Committee as of July 2015.

(7)	Indicates Chair as of December 31, 2015.

Attendance at Board and Committee Meetings, Annual Meeting

The Board of Directors held eight meetings of the full Board during 2015. Each incumbent Director who was a Director in 2015 attended at least 75% of the aggregate number of meetings of the full Board of Directors and relevant committees. The Company does not have a policy of requiring Directors to attend the annual meeting of shareholders. The Company does, however, typically schedule a meeting of its Board of Directors the day before or close to the annual meeting of shareholders to facilitate each Director’s attendance at the annual meeting of shareholders. Of the ten members then on the Board, nine attended the Company’s 2015 annual meeting.
Executive Sessions without Management

To promote open discussion among the non-management Directors, the Board of Directors schedules regular executive sessions in which the non-management Directors meet without management’s participation. Such sessions are scheduled to occur at every regularly scheduled Board and committee meeting. The Chairman of the Board is the presiding Director at such executive sessions.

Audit and Finance Committee

The majority of members of the Audit and Finance Committee are “audit committee financial experts” as defined in SEC regulations and all members are independent as defined under the NASDAQ listing standards. Pursuant to the Audit and Finance Committee’s charter, the Audit and Finance Committee assists the Board in its oversight of (1) the process of reporting the Company’s financial statements; (2) the system of internal controls as it relates to financial reporting; (3) the audit process; (4) the Company’s process for monitoring compliance with laws and regulations and code of conduct; (5) the review and approval of the Company’s declaration of dividends; and (6) the qualifications, independence and performance of the Company’s independent registered public accounting firm in accordance with SEC regulations. The Audit and Finance Committee is solely responsible for retaining the Company’s independent registered public accounting firm. The Audit and Finance Committee also conducts analysis and makes recommendations to the Board and management regarding the Company’s financial planning, capital structure, capital raising, proposed acquisitions, mergers and divestitures, overall strategic planning, and financial performance, where relevant.

Risk Management Committee

The Risk Management Committee’s responsibilities are described above under “Risk Oversight.”

Wealth Management/Trust and Investment Committee

The Wealth Management/Trust and Investment Committee provides strategic direction and oversight on behalf of both the Board of Directors and the board of directors of the Bank regarding the Company’s wealth management businesses, both in the registered investment advisory affiliates and in the Bank’s Trust division. The Committee assists the boards in analyzing the optimal means of enhancing the Company’s performance and expanding its acquisition and retention of private clients through these businesses. The Committee also assists the Bank in fulfilling its fiduciary responsibilities relating to the operation of trusts and the administration of fiduciary accounts. The Committee offers oversight and guidance to management relating to capital allocations and with respect to leveraging synergies within the wealth management business.

Compensation, Governance and Executive Committee

The Compensation, Governance and Executive Committee makes recommendations to the Board of Directors, where necessary, on certain matters including, but not limited to, changes to compensation plans and the adoption of new plans, changes to the CEO’s compensation and changes to Board compensation programs of the Company. In addition, the Committee serves as the Executive Committee of the Bank’s board of directors. The Compensation, Governance and Executive Committee has been delegated the authority by the Board of Directors to approve compensation matters for all executive officers. Compensation decisions relating to the CEO are reviewed by the Board. For additional information on the Compensation, Governance and Executive Committee’s process for the consideration and determination of the executive officer and director compensation, please see “Compensation Discussion and Analysis.”

The Compensation, Governance and Executive Committee periodically reviews the arrangements for the overall governance of the Company by the Board of Directors and its committees and, among other things, assists the Board of Directors by evaluating the performance of the Board and its committees, identifies individuals qualified to become members of the Board, recommends the slate of candidates to be nominated for election to the Board of Directors and on the boards at the Company’s subsidiaries where such membership is not otherwise mandated by contract, recommends the members and the chairs of the committees of the Board, adopts and implements governance practices and policies applicable to both the Company and its subsidiaries, and reviews and assesses the charters of all of the committees of the Board.
Consideration of Director Nominees
The Compensation, Governance and Executive Committee is responsible for identifying, assessing and recommending the slate of candidates to be nominated for election to the Board of Directors. The Compensation, Governance and Executive Committee uses a variety of methods for identifying and evaluating nominees for Director, and assesses the mix of skills and the performance of the Board as a whole on an annual basis. In the course of establishing the slate of nominees for Director each year, the Compensation, Governance and Executive Committee will consider whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring and continuing Directors, and additional skills highlighted during the annual Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. In the event that vacancies are anticipated or arise, the Compensation, Governance and Executive Committee considers various potential candidates for Director. Candidates may come to the attention of the Compensation, Governance and Executive Committee through the business and other networks of the existing members of the Board or from management. The Compensation, Governance and Executive Committee may also solicit recommendations for Director nominees from independent search firms or any other source it deems appropriate, and has most recently sourced non-incumbent candidates through the retention of such independent search firms and through the boards of its affiliates. When an incumbent Director is up for re-election, the Compensation, Governance and Executive Committee reviews the performance, skills and characteristics of such incumbent Director before making a determination to recommend that the full Board nominate him or her for re-election.
The Compensation, Governance and Executive Committee requires all nominees and candidates to possess the highest personal and professional ethics, integrity and values; to be committed to representing the long-term interests of our shareholders; to be able to devote the appropriate amount of time to be consistently informed about the Company’s business and strategy, with a balanced perspective, strong business and financial acumen; and the ability to approach all decision making with a high level of confidence and independence. In addition to reviewing a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board of Directors and the evolving needs of the Company.
Following the 2015 annual meeting, the Board of Directors sought to recruit additional Board members whose qualifications aligned with the Company’s long-term strategy. After considering a number of candidates submitted by directors, management and a third-party search firm, the Board elected Ms. Zlatkus to the Board on July 1, 2015, and Ms. Stevenson to the Board on October 6, 2015.
Pursuant to guidelines established by the Board, no more than two members of the Board may be executive members, and all others must meet the definition of “independent” under the NASDAQ listing standards. The Chief Executive Officer will always be a member of the Board. Currently, the CEO is the only member of the Board who is not “independent”. On an annual basis, the Compensation, Governance and Executive Committee reviews the “independent” status of each member of the Board to determine whether any relationship is inconsistent with a determination that the Director was independent. The most recent review was undertaken in January 2016 and, as a result, the Board, after review and recommendation by the Compensation, Governance and Executive Committee, determined that each of the Company’s non-executive directors (Mses. Kuenstner, Larson, Stevenson, Wells and Zlatkus, and Messrs. Morton, Nolan, Shapiro and Waters) meets the qualifications for independence in accordance with the NASDAQ listing standards.
Directors of the Company are nominated in accordance with the Company’s by-laws, which provide that Directors may be nominated (1) by a majority of the Board of Directors, or (2) by any holder of record of any shares of the capital stock of the Company entitled to vote at the annual meeting of shareholders. While the Compensation, Governance and Executive Committee does not have a formal policy regarding the consideration of any Director candidates recommended by shareholders, candidates recommended by a shareholder are evaluated on the same basis as candidates recommended from other sources. A shareholder wishing to nominate a Director separately from the slate of Directors nominated by the Company for the 2017 annual meeting should follow the procedures described in this Proxy Statement under the heading “Submission of Shareholder Proposals for 2017 Annual Meeting.” Any shareholder who seeks to make such a nomination for the 2017 annual meeting must be present in person at such annual meeting.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics which applies to all of the Company’s and its subsidiaries’ employees, officers, and directors. In addition, the Company maintains procedures for the confidential, anonymous submission of any complaints or concerns about the Company, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access the Code of Business Conduct and Ethics in the Investor Relations/Corporate Information/Corporate Governance section of the Company’s website at www.bostonprivatefinancial.com.
Shareholders’ Communications with the Board of Directors
Shareholders wishing to communicate with the Company’s Board of Directors should address their communications to the Company’s investor relations department by email at investor-relations@bostonprivate.com, by telephone at 888-666-1363 or by mail sent to the Company’s main address at Ten Post Office Square, Boston, Massachusetts 02109, Attention: Investor Relations. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual Directors. All communications will be reviewed by the Company’s investor relations department, which will determine whether the communication will be relayed to the Board or the Director. Except for resumes, sales and marketing communications or notices regarding seminars or conferences, summaries of all shareholder communications will be provided to the Board.

INFORMATION REGARDING EXECUTIVE OFFICERS
The following table lists the name, age and current position of each executive officer of the Company.

Name	Age	Current Position
Margaret W. Chambers	56	Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank
Clayton G. Deutsch	60	Chief Executive Officer and President of the Company, Chief Executive Officer of Boston Private Bank & Trust Company
Corey A. Griffin	54	Chief Executive Officer, Boston Private Wealth LLC; Executive Vice President and Chief Executive Officer - Wealth Management and Trust Group, of the Bank
Martha T. Higgins	52	Executive Vice President and Chief Human Resources Officer of the Company and the Bank
David J. Kaye	51	Executive Vice President, Chief Financial and Administrative Officer of the Company and the Bank
W. Timothy MacDonald	57	Executive Vice President and Chief Risk Officer at the Company and the Bank
Peter J. Raimondi	60	President, Boston Private Wealth LLC
Jacqueline S. Shoback	49	Executive Vice President, Chief Client Development Officer of the Company and the Bank
Mark D. Thompson	59	Former President of the Company and Former Chief Executive Officer of Boston Private Bank & Trust Company - retired as of December 31, 2015.
Pursuant to the by-laws of the Company, the President, Treasurer and Secretary of the Company hold office until the first meeting of the Directors following the annual meeting of shareholders. Other officers shall hold office for the same term described above, unless a shorter term is specified in the vote electing or appointing them.

Margaret W. Chambers. Ms. Chambers is Executive Vice President, General Counsel and Corporate Secretary for the Company and also serves in these same positions for Boston Private Bank & Trust Company. She has over 25 years of experience in the legal arena focusing on financial services matters. She is responsible for overseeing the Company’s operations from a legal perspective including merger and acquisition activities, divestitures, regulatory examinations, corporate governance, board materials and relations, regulatory filings, real estate, risk management and compliance, employment and insurance matters. She also works as part of the executive management team on strategic planning and related matters. Prior to joining the Company in 2002, Ms. Chambers served as Executive Vice President and General Counsel for Funds Distributor, Inc., a Boston Institutional Group company. Before joining Funds Distributor, she served as Vice President and Assistant General Counsel at the investment management firm of Loomis, Sayles & Company, L.P. Prior to her position with Loomis, she was an associate with the law firm of Ropes & Gray focusing on securities regulatory matters, including investment company, investment advisory, broker-dealer, and securities offering matters. She currently serves on the Board of Directors of KLS Professional Advisors Group, LLC, and is the secretary of Boston Private Wealth LLC, both of which are affiliates of the Company.
Corey A. Griffin. Mr. Griffin became a consultant for the Company in September 2013 and joined the Company as an employee in May 2014. He is currently CEO of Boston Private Wealth LLC, a wholly owned subsidiary of Boston Private Bank & Trust Company, and CEO - Wealth Management and Trust Group of the Bank, and an Executive Vice President at the Bank. Prior to joining the Company, Mr. Griffin served as President of The Davis Companies, an institutional real estate investment manager, from September 2011 to February 2013. From 1994 to 2011 he worked with Bank of New York Mellon where he served as Chairman and CEO of The Boston Company Asset Management from 2002 to 2009. Under Mr. Griffin’s leadership, the Boston Company opened offices worldwide while developing a $75 billion global, multi-strategy equity business across the style and capitalization spectrum with clients in North and South America, Europe, Asia and Africa. He also served as a member of the Bank of New York Mellon’s Operating, Ethics, and Product Development Committees and as a board member of Standish Mellon Asset Management.
Martha T. Higgins. Ms. Higgins joined the Company in 2008 as Executive Vice President and is currently the Company’s and the Bank’s Executive Vice President and Chief Human Resources Officer. She is responsible for enterprise-wide human capital initiatives and serves as an advisor to senior management and to the Company’s affiliate partners on human capital strategy, workforce planning and overall organizational effectiveness. In addition, she supports the Company’s Board Compensation,

Governance and Executive Committee. Prior to joining the Company, Ms. Higgins was a Senior Consultant at W.T. Haigh & Company, an executive compensation and human resources consulting firm in Cambridge, Massachusetts, which served as independent advisor to the Company’s Compensation, Governance and Executive Committee through October of 2015. She has over 25 years of experience working in the financial services industry. Ms. Higgins started her career at The Boston Company and also worked for Fidelity Investments as a Senior Compensation Consultant. She is a member of the Society for Human Resources Management, the New England Human Resources Association and the National Association of Stock Plan Professionals. Ms. Higgins is a Certified Equity Professional (CEP) and is also a certified professional coach.
David J. Kaye. Mr. Kaye joined the Company in 2007 and is currently Executive Vice President, Chief Financial and Administrative Officer, and he also serves in these capacities for the Bank. Before joining the Company, Mr. Kaye served as Senior Vice President and Chief Financial Officer for Columbia Management, Bank of America’s asset management organization. He led a team of finance professionals with responsibility for all financial reporting for the organization and served as a strategic advisor to the group’s President. Prior to that position, Mr. Kaye was the Chief Financial Officer of Bank of America’s Private Bank. Previously, Mr. Kaye was the Vice President and Controller for Goldman Sachs Asset Management, heading a team that performed all financial reporting functions for the division. Earlier in his career, he held several finance positions at Lehman Brothers, and was a consultant with Coopers & Lybrand Consulting. He is a Certified Management Accountant (CMA). Mr. Kaye serves on the Board of Directors of Bingham, Osborn & Scarborough LLC, Anchor Capital Advisors LLC, Boston Private Bank & Trust Company, and Boston Private Wealth LLC, all of which are affiliates of the Company.
W. Timothy MacDonald. Mr. MacDonald joined the Company in 2009. First serving as Senior Vice President, Deputy Chief Risk Officer, he was named Executive Vice President and Chief Risk Officer of Boston Private Bank & Trust Company in March 2011 and, in January 2013, Mr. MacDonald was elected Executive Vice President and Chief Risk Officer of the Company. As Chief Risk Officer Mr. MacDonald oversees all aspects of the Enterprise Risk Management program. He is authorized to discharge the program in a manner consistent with the Company’s current and anticipated risk profile and strategic plan. Mr. MacDonald functions as chair of the Risk Management Steering Committee and member of Executive Loan Committee and Operational Risk Management Committee as well as other governing committees of the Company and its affiliates. He previously held key positions at GE Capital from 2006 to 2009, where he was responsible for overseeing various initiatives as Vice President of Risk Monitoring and Controllership. Mr. MacDonald has also worked with KPMG, the Federal Reserve Bank of Boston and Shawmut Bank. He is a CFA charterholder and an active member of PRMIA (Professional Risk Managers’ International Association).
Peter J. Raimondi. Mr. Raimondi joined the Company in 2014 and currently serves as President of Boston Private Wealth LLC (“BPW”), a wholly owned subsidiary of Boston Private Bank & Trust Company. Mr. Raimondi has more than three decades of wealth management and investment expertise and is widely known for his vision within an evolving financial industry. Prior to joining the Company, Mr. Raimondi was the Founder and Chief Executive Officer of Banyan Partners LLC, which he established in July 2006. Through organic growth and seven strategic acquisitions over a five-year period, Banyan Partners became one of the fastest growing independent investment advisory firms in the country with over $4.3 billion in assets under management and nine regional offices. Prior to establishing Banyan Partners, Mr. Raimondi founded The Colony Group in Boston in April 1986, which was known for its financial planning and tax counseling. He currently serves on Boston University’s Metropolitan College Advisory Board and the Editorial Board of Real Assets Magazine. Mr. Raimondi holds a Juris Doctorate from Boston University School of Law and is a member of the Massachusetts Bar.

Jacqueline S. Shoback. Ms. Shoback joined the Company in February 2015 as Executive Vice President, Chief Client Development Officer, and she also serves in these capacities for the Bank. She is an accomplished and seasoned executive with deep financial services and multi-channel retail experience, having run businesses and managed P&Ls ranging from $50 million to over $1billion in revenue.  Prior to Boston Private, Ms. Shoback spent four years as the Senior Vice President, Head of Individual and Retail Marketing at TIAA-CREF, a wealth management and financial services powerhouse, managing over $600 billion of assets for nearly four million individuals across the US. While with TIAA-CREF, Ms. Shoback built its consumer marketing capability, harnessing digital technology, customer data and analytics to drive targeted client acquisition, development and retention with significant, high impact results on the overall business. She came to TIAA-CREF from Fidelity Investments, where she was Senior Vice President, Head of High Net Worth and Mass Affluent Customer Segments for the retail division. During her seven years there, she held various senior leadership positions in Distribution, Marketing and Operations including Head of Distribution National Sales and Service. Prior to that, Ms. Shoback was with Staples for 10 years where she held a number of strategic executive marketing, operational and general management P&L roles both in the US and internationally. She was a key senior executive in leading the launch of Staples.com in the US and growing it to over $250 million in revenue in less than 2 years. She received the Boston Business Journal’s 40 Under 40 Award in 2005, is a member of the Wellesley College Alumnae Business Leadership Council, serves on the Board of Directors of Harvard Student Agencies

(The Harvard Shop), and is on the Board and Investment Committee for the Brookline Library Foundation. She is an angel investor and also speaks frequently at industry conferences.
Mark. D. Thompson. Mr. Thompson served as President of the Company and as Chief Executive Officer and President of Boston Private Bank & Trust Company until his retirement on December 31, 2015. He joined Boston Private Bank & Trust Company in 1994 and served as Executive Vice President and Treasurer from 1994-2001, President from 2001-2003 and Chief Executive Officer from 2003 until his retirement on December 31, 2015. Mr. Thompson joined the Company’s leadership team in September 2010 and served as President of the Company from April 2015 until his retirement. He served as a member of the Bank’s board of directors for 15 years and was a member of the Company’s Board of Directors from February 2015 until his retirement.
For biographical information regarding Clayton G. Deutsch see “Information Regarding Director Nominees.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that the Company’s officers and directors and persons who own beneficially more than 10% of the Company’s outstanding shares of common stock file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the reports and amendments thereto filed with the SEC under Section 16(a), copies of which are required to be furnished to the Company under SEC regulations, during and with respect to fiscal year 2015, no officer, director or person who owns beneficially more than 10% of the Company’s outstanding shares of common stock failed to file such reports on a timely basis.
PRINCIPAL SHAREHOLDERS
The following table sets forth the beneficial ownership of the Company’s common stock as of March 3, 2016 with respect to (1) each Director and nominee for director; (2) each of the Company’s executive officers identified in this Proxy Statement; and (3) all Directors and executive officers of the Company as a group.

Name*	Common Stock(2)	Exercisable Options	Percentage of Outstanding Stock
Current Directors (1)
Deborah F. Kuenstner	107,652	10,653	**
Gloria C. Larson	6,542	—	**
John Morton III	48,935	7,410	**
Daniel P. Nolan	41,195	—	**
Brian G. Shapiro (3)	83,467	—	**
Kimberly S. Stevenson	4,754	—	**
Stephen M. Waters	39,132	15,544	**
Donna C. Wells	8,752	—	**
Lizabeth H. Zlatkus	3,303	—	**
Named Executive Officers (4)
Clayton G. Deutsch	808,016	—	0.97%
Corey A. Griffin	26,334	—	**
David J. Kaye	122,731	27,740	**
W. Timothy MacDonald	54,614	14,759	**
Mark D. Thompson	422,334	—	**
All Current Directors, Nominees and Executive Officers as a Group (18 Persons) (5)	2,473,753	119,946	3.10%

*	Unless otherwise indicated, the address is c/o Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, MA 02109.

**	Represents less than 1%

(1)	Percentages held by executive officers and Directors individually and as a group are calculated on the basis of 83,566,249 shares of common stock outstanding as of March 3, 2016.

(2)
Beneficial share ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth above as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed.

(3)	In March of 2016, Mr. Shapiro informed the Board of Directors of the Company that he would not stand for re-election at the Meeting.

(4)	Performance shares are not included as executive officers have no beneficial interest in such shares until established performance criteria are met. Please see “Compensation Discussion and Analysis.”

(5)	Includes shares held by all of the Company’s current executive officers and Directors, and includes shares held by Mark D. Thompson, who retired as of December 31, 2015.

The following table lists certain persons known by the Company to own beneficially more than five percent of the Company’s outstanding shares of common stock as of March 3, 2016.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Stock
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	7,856,647(1)	9.40%
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas, 78746	4,569,725(2)	5.46%
FMR LLC, 245 Summer Street, Boston, MA 02210	7,520,392(3)	8.989%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	6,178,149(4)	7.38%

(1)	Based on a report filed with the Securities and Exchange Commission as of January 25, 2016, and reflecting a December 31, 2015 position.

(2)
Based on a report filed with the Securities and Exchange Commission as of February 9, 2016, and reflecting a December 31, 2015 position. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(3)	Based on a report filed with the Securities and Exchange Commission as of February 12, 2016, and reflecting a December 31, 2015 position.

(4)	Based on a report filed with the Securities and Exchange Commission as of February 10, 2016, and reflecting a December 31, 2015 position.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes both the Company’s executive compensation program, including 2015 total compensation for the Company’s NEOs, and how the Compensation, Governance and Executive Committee of the Company’s Board of Directors (the “Committee”) determined 2015 compensation for the Company’s NEOs, listed below.

Named executive officers reported in this year’s CD&A (titles as of December 31, 2015):

•	Clayton G. Deutsch - Chief Executive Officer

•	David J. Kaye - Executive Vice President, Chief Financial and Administrative Officer

•	Mark D. Thompson - Former President; Former Chief Executive Officer - Boston Private Bank & Trust Company

•	Corey A. Griffin - Executive Vice President, Chief Executive Officer - Boston Private Investment Management Group, and Chief Executive Officer - Boston Private Wealth LLC

•	W. Timothy MacDonald - Executive Vice President and Chief Risk Officer

Effective December 31, 2015, Mr. Thompson retired as President of the Company and Chief Executive Officer of the Bank. Mr. Deutsch was appointed President of the Company and Chief Executive Officer of the Bank, effective January 1, 2016. In addition, Mr. Griffin was appointed Executive Vice President of the Bank and Chief Executive Officer of the Wealth Management and Trust Group of the Bank, effective January 27, 2016.

All compensation actions taken in 2015 and recommended for 2016 reflect the Company’s commitment to shareholder-aligned governance and compensation arrangements. The executive compensation program and related actions are intended to reward sustained, long-term performance and returns for shareholders consistent with the Company’s overall risk profile and disciplined growth strategy.

What the Company’s Executive Compensation Program Promotes

✓
Pay for performance. A significant percentage (73% for the CEO, and 61% for other NEOs) of annual target direct compensation (base salary plus short-term incentives (“STI”) plus long-term incentives (“LTI”)) is variable, performance-based pay connected directly to the performance of the Company.

Mix of Performance-Based, Variable Pay Versus Fixed Pay

Variable Compensation	Fixed Compensation

✓
Conservative base salaries, limited executive benefits. The Company has kept executive base salaries flat for several years, consistent with its philosophy that the majority of executive compensation should be driven by variable pay tied to performance outcomes. Aside from an annual flexible executive benefits account ranging in value by NEO from $15,000 to $65,000, and legacy long-term care and long-term disability benefits provided to Mr. Thompson as part of his compensation package from the Bank, the Company does not currently offer other executive benefits.

✓
A balanced performance orientation and “stretch goals.” The Company uses a “balanced scorecard” for short-term incentives to align its executive performance with the Company’s strategic and operational priorities. The Company weights compensation toward rewards that depend upon achieving the Company’s most important performance objectives, with priority focus on Return on Average Common Equity (“ROACE”) and GAAP Net Income as the primary metrics. For 2016, the Company is simplifying the scorecard by reducing the number of measures used in the scorecard from nine in 2015 to three equally weighted financial metrics (ROACE, Pre-tax, Pre-Provision (“PTPP”) Income Growth and Revenue Growth).

In 2015, 50% of the scorecard was directly tied to ROACE and GAAP Net Income, the Company’s primary metrics. The remaining 50% of the scorecard was tied to secondary metrics including fee revenue growth, total revenue growth, AUM net flows, PTPP Growth, Deposit Growth, Loan Growth and capital adequacy. The balanced scorecard metrics are determined on an annual basis by the Committee and include targets with a considerable degree of stretch in order to position the Company as a top quartile performer against its peer group (identified below). For example, in 2015 the Company was under its ROACE scorecard target, yet ranked well above the median on ROACE performance when compared to the KBW Regional Bank peer group. Given that the Company underperformed in 2015 against its ROACE and other scorecard metrics, short-term incentive payouts for the NEOs were approved by the Committee at 56% of target levels for all NEOs (with the exception of Mr. Thompson, who received a bonus of $350,000, or 70% of target, the terms of which were disclosed previously in Mr. Thompson’s retirement agreement).

✓
Equity-based incentives. The Company promotes the use of equity-based incentives, with 60% of long-term incentive value granted each year delivered in restricted stock that vests based on the attainment of specified performance metrics, (“performance shares”), tied to three-year target goals that are intended to position the Company in the top quartile against its peer group, and 40% delivered in time-based restricted stock. The Company continues to exclude stock options from its equity mix for NEOs, and in 2013, the Company replaced stock options with performance shares for all of its employees receiving equity awards to strengthen further the long-term performance orientation of its programs. In addition, as described in the “Analysis of 2015 Compensation Actions and 2016 Recommended Actions” section below, the Company made a one-time performance-oriented, retention award to Mr. Thompson in February 2015 to increase his equity stake in the Company and retain Mr. Thompson for a three- to five-year period. Mr. Thompson announced his retirement on November 9, 2015 and retired from the Company on December 31, 2015, forfeiting those retention shares in their entirety. Finally, from time to time, the Company uses its Purchased Matched Restricted Shares program for select executives to enhance retention and encourage executives to make a significant investment in the Company’s stock, using their own capital. Mr. MacDonald received such an award in April of 2015 to strengthen further his competitive positioning within the Marketplace.

Consistent with the theme described above of setting targets with a considerable degree of stretch, in 2015 the executives had the entirety of their performance shares relating to the 2013-2015 performance period canceled because the Company failed to hit its threshold target of 10% ROACE. This cancellation occurred even though the Company’s ROACE outperformed the regional bank peer group median for the same period. For 2016, the Committee has approved an ROACE matrix for the 2016-2018 performance share cycle measuring relative and absolute ROACE performance. For the past several years, only absolute ROACE performance has been used. The Committee adopted the matrix including relative performance to balance the challenges of internal goal setting covering a three-year performance horizon and market volatility.

✓
Caps/maximum incentive earn-outs on annual incentives and performance share awards. The Company limits the incentives that can be earned each year by its executives. This limitation, along with the balanced scorecard framework noted above, ensures that executives are rewarded within the Company’s risk/reward profile to take appropriate, but not excessive, risk. The following chart illustrates the short-term incentive (“STI”) and long-term incentive (“LTI”) actual performance payouts (percent of target awards) relative to the maximum payouts that could be earned based on limits defined in the executive compensation program.

✓
Strong pay for performance correlation and market competitive pay. The Company delivers market-competitive total compensation in line with industry and peer group performance to attract and retain top executive talent. The Company uses an independent, third-party consultant to conduct periodic market compensation reviews against its peer group to ensure appropriate competitive pay and a strong pay/performance correlation relative to the Company’s peer group and reports back the pay/performance correlation to the Committee on an annual basis. This pay for performance philosophy is demonstrated in 2015 by a significant decrease in the STI and LTI payout factors for its NEOs based on the Company’s 2015 financial under-performance relative to expectations.

✓
Meaningful equity ownership guidelines. The Company promotes executive stock ownership through ownership guidelines at the lower of two to six times base salaries or a minimum share guideline ranging from 54,000 shares for Mr. MacDonald to 350,000 shares for Mr. Deutsch. With the exception of Mr. Griffin, who joined the Company in May of 2014, all executives have attained their guidelines.

✓
Reasonable severance policy. In July of 2014 the Committee approved a severance policy for its executives with an officer designation of Executive Vice President that provides for severance benefits in the event that an executive’s position is eliminated, or the executive is terminated “without cause.” The severance policy provides for a benefit of one times base salary, plus a pro-rated “target bonus,” plus accelerated vesting of all unvested stock awards on a pro-rata basis (pro-ration on accelerated shares is determined using the time period from grant date to the date of separation), plus reasonable outplacement costs. Severance benefits are provided in exchange for a general release and two-year non-solicitation of clients and employees.

✓	Clawbacks on incentive compensation in the event of a material restatement. Incentive awards are subject to clawback in the event of a material financial restatement.

✓
Double-trigger equity vesting in the event of a change-in-control. All current equity grant award agreements provide for double-trigger (i.e., change-in-control event and termination of employment) vesting in the event of a change-in-control in which equity grants are not assumed, substituted or continued.

✓	Tax deductibility of incentive compensation. The Company considers the tax deductibility of its incentive compensation awards through 162(m) performance-based provisions.

What the Company’s Executive Compensation Program Does Not Promote

✗
Threshold performance requirements. If the Company does not achieve any of the performance scorecard threshold levels, which are on average set at 70% of the respective performance target, bonuses of the executive team can be reduced to zero.

✗
Change-in-control agreements. Beginning in 2010, with the hiring of its current CEO, the Company ceased offering specific change-in-control agreements to its executives. For Mr. Deutsch, reasonable severance protection is included in his employment agreement related to certain separation events. Mr. Thompson had a similar employment agreement with reasonable severance protection prior to his retirement, which was effective as of December 31, 2015. The details of the severance protection for Mr. Deutsch are described in the “Employment Agreements and Executive Severance and Change-In-Control” section below. Mr. Kaye is the only current NEO with a legacy change-in-control agreement providing for double-trigger benefit provisions. Double-trigger benefit provisions are the standard provision in the Company’s equity award agreements.

✗
Executive perquisites. With the exception of executive flexible benefit accounts described below, and the legacy, grandfathered long term care and long-term disability plans at the Bank for Mr. Thompson, the Company does not offer executive perquisites (such as country club memberships, company-owned cars, use of private planes, supplemental retirement plans, etc.) to any of its current NEOs.

✗	Tax gross-ups. The Company does not provide tax gross-ups to its executives.

✗	Dividends on unvested equity awards. Beginning with the shares granted in 2013, the Company does not pay dividends on any unvested equity award until the shares are earned and vested.

✗
Stock option repricings or exchanges of underwater stock options. The Company has a sizable number of underwater stock options that have not been repriced or exchanged. The Company’s equity incentive plan does not permit the repricing or exchange of underwater stock options without shareholder approval.

✗	Insider trading and employee hedging. Company policy prohibits hedging of the Company’s common stock by any of its executives and Board members.

Say on Pay and Compensation Program Changes for 2015 and 2016

The Company’s shareholders approved the “say on pay” resolution included in the Company’s 2015 Proxy Statement with 98% of the votes cast in favor of the resolution, compared to 95% in 2014. The Company believes these votes strongly affirm shareholder support of its approach to executive compensation and, as a result, the Committee made minimal changes to the executive compensation program in 2015. The Company also believes that its executive compensation program is appropriately structured with a strong performance orientation, a balanced risk-reward profile and is well aligned with shareholder interests.

2015 Operational and Financial Highlights

The Company produced uneven financial performance in 2015, primarily resulting from challenges in its Wealth Management businesses from sector-based headwinds and client withdrawals due to staff turnover as illustrated below:

•	GAAP Earnings Per Share (“EPS”) decreased from $0.79 in 2014 to $0.74 per share in 2015, a decrease of 6%.

•
GAAP Net Income was $64.9 million in 2015 as compared to $68.8 million in 2014, primarily due to higher expenses associated with the acquisition of Banyan Partners LLC in October of 2014 and a lower credit on the provision for loan loss.

•	Return on Average Common Equity (“ROACE”) was 9.0% in 2015 as compared to 10.6% in 2014.

•	Total stock price depreciation in 2015 was 15.8%, under-performing the KBW Regional Bank Index (“KRX”) average appreciation of 3%.

•
The Company’s cumulative stock price appreciation from August of 2010 (Mr. Deutsch’s arrival) through December 2015 was 72%, outperforming the KRX gain of 69% while the S&P 500 gained 86% for the same time period.

_______________________________________________________________________________________________
Source: FactSet/IPREO

•
The Company increased its dividend five times in the past twelve quarters, from a quarterly dividend of $0.01 per share in 2012, to $0.05, $0.07, $0.08, $0.09 and most recently to $0.10 per share, which was paid in February 2016.

•	Total Shareholder Return (“TSR”) (stock price appreciation plus dividends), is shown below:

Despite a challenging environment, the Company continued to demonstrate progress in expense and balance sheet management, and continues to maintain strong capital ratios. Additional financial highlights include:

•	Core Fees and Income increased by 13% in 2015.

•	Non-Performing Assets (“NPA”) as a percentage of Total Assets, as of December 31, 2015, decreased to 0.36% from a fourth quarter level of 0.66% in 2014 and .71% in 2013.

•	Tier 1 Common Equity remained strong in 2015 at 9.8%, versus 9.2% in 2014 and 9.9% in 2013.

•	Assets Under Management/Advisory fell 8% from 2014, ending 2015 at $27.4 billion.

•	The Company achieved 6% year-over-year average loan growth and 8% year-over-year average deposit growth, which met or exceeded internal goals.

In addition, the Company made significant progress with respect to strengthening its leadership and talent profile, infrastructure and market position.

Peer Group and Total Compensation Market Benchmarking

In January 2015, the Committee reviewed the Company’s peer group that had been used for compensation and performance comparisons in 2014 and no changes were made. This peer group, listed below, includes one wealth manager and fifteen banks which were selected based on similar size in assets and revenues; revenue mix (targeting above 20% in fee revenue mix, given that the Company’s fee mix is currently 45%); private banking business orientation (as opposed to community/retail banking orientation); and, as much as possible, markets and geographic locations, key factors in the Company’s ability to attract and retain key private banking and investment talent.

Selecting a peer group purely on comparable asset size does not meet the Company’s screening criteria in terms of including banks that are located in comparable geographic, metropolitan locations with a private banking (versus retail branch) orientation, and a higher fee-based revenue mix. The following companies were included in the Company’s 2015 peer group:

Brookline Bancorp, Inc.	PacWest Bancorp
Bryn Mawr Bank Corporation	PrivateBancorp, Inc.
City National Corporation	Signature Bank
CoBiz Financial Inc.	Silvercrest Asset Management Group, Inc.
First Republic Bank	Washington Trust Bancorp, Inc.
Independent Bank Corporation	Webster Financial Corporation
MB Financial, Inc.	Wintrust Financial Corporation
National Penn Bancshares, Inc.	WSFS Financial Corporation

This peer group, with the exception of City National Corporation, which was acquired by Royal Bank of Canada (“RBC”) on November 2, 2015, continues to be used in 2016. In addition, the KBW Regional Bank Index has been added to measure the Company’s ROACE relative performance in the 2016 long-term incentive matrix. The Committee believes the KBW Regional Bank Index provides a better, more consistent benchmark for purposes of measuring performance over a three-year time horizon given the larger number of peer banks in the Index in order to normalize any anomalies.

The peer group is a market frame of reference for compensation and performance comparisons. In addition, the Company’s independent compensation consultant provides other relevant market reference points such as broader financial services and general industry compensation survey data covering companies of similar size to augment this peer group data, if appropriate.

The last market compensation review was conducted by W.T. Haigh & Company in the fourth quarter of 2014 for the Company’s CEO and other select executive positions. Based on the market comparative data used, the Company’s overall compensation position for executive positions was determined to be competitive with market (mid-market range). Actual compensation versus market may vary year-to-year based on overall Company performance, individual contributions and cost considerations. The Company’s new independent compensation consultant, Frederic W. Cook & Company, will be conducting a market compensation review in the fourth quarter of 2016.

Pay Versus Performance

History of strong pay and performance alignment

•	Despite positive TSR over the past three-year period, performance – especially in 2015 – was disappointing.

◦	Though cumulative TSR for the three-year period was 36%, 2015 TSR was -13%.

•	The performance below expectations correlated to a below-target payout on the annual incentive (56%) and a 0% payout of the performance shares covering the 2013 to 2015 period.

•	Over the 3-year period, realizable pay was 13% below pay opportunity for the CEO.

•
The decline in the realizable value of pay is aligned with the decline in the stock price over calendar year 2015, demonstrating the strong alignment of pay to performance within our compensation programs.

Analysis of 2015 Compensation Actions and 2016 Recommended Actions

In 2015, the Company produced disappointing shareholder returns. As a result, this same performance also led to significant declines in executive compensation. For example, in 2015 the CEO’s cash bonus was reduced by 49% as compared to 2014, and his performance share payout was reduced from a 67% payout for the 2012-2014 performance share cycle to a 0% payout for the 2013-2015 performance share cycle. The other NEO’s incurred similar reductions in cash and equity awards.

The Committee met on January 26, 2016 and approved 2015 maximum bonus funding for NEOs at 87% of target awards and exercised negative discretion to reduce the funding to 56% of target awards. The annual performance scorecard based solely on financial metrics was used as the basis to determine the bonus funding at 56% of target awards. Although the Committee discussed a number of other performance considerations, including progress with the wealth management strategy, strong talent build-out, strong credit quality, and positive regulatory and risk management discipline, the Committee only approved the funding level at 56% of target awards in light of the Company’s mixed financial results and disappointing shareholder return for 2015.

The CEO’s bonus was approved by the full Board in executive session on January 27, 2016 at 56% of his target award. The Committee approved bonuses for all other executives, with the exception of the CEO, on February 9, 2016. All NEO bonuses were approved at 56% of target with the exception of Mr. Thompson, whose bonus was approved at 70% of his target award, consistent with the terms of his retirement agreement. All NEOs were considered to be strong contributors to the Company’s overall 2015 financial results and a consistent payout as a percent of target award levels was recommended across all positions, with the exception of Mr. Thompson, who, as discussed previously, retired at the end of 2015. The consistent payout among the remaining executives reinforces a strong team orientation, yet allows meaningful differentiation of bonuses awarded given the base salary differences by position. See “Annual Executive Incentive Plan” for further details.

The Committee met on April 13, 2015 and approved equity grant recommendations for NEOs close to 100% of target award levels. Target award levels vary by position and range from 150% of base salary for the CEO to 75%-100% for other NEO positions. The CEO’s equity award was approved by the full Board on April 14, 2015. Equity awards were granted 60% in performance shares and must be earned based on future performance (three-year performance period) and 40% in time-based restricted stock with a three-year cliff vesting period. Given the team-performance orientation to managing the Company, and the strong historical performance of individuals on the team, equity awards were allocated in a consistent manner across the NEO positions. 2016 equity awards will not be granted until May of 2016; however, on February 9, 2016, the Committee approved the equity value for May 15, 2016 awards at 100% of target awards levels. 2016 equity awards granted in May 2016 will be reported in next year’s CD&A.

NEOs did not receive salary increases in 2015 and have not received salary increases in 2016.

Mr. Thompson One-Time Supplemental Performance/Retention Award

On February 9, 2015, the Committee approved a one-time supplemental performance/retention grant for Mr. Thompson, which was intended to retain and motivate Mr. Thompson during a critical juncture in the Company’s growth phase. On November 9, 2015, Mr. Thompson announced his retirement from the Company, effective December 31, 2015, and all of the shares associated with this one-time supplemental performance/retention grant were forfeited.

Mr. MacDonald Purchased Restricted Stock Grant

On April 13, 2015, Mr. MacDonald was granted an option to purchase $350,000 in Company stock with a three-year window period for purchases and a Company match in restricted shares on all shares purchased over the three-year window period. The matched shares vest over five years from the grant date (33.3% after years three, four and five). Mr. MacDonald will forfeit any portion of the matched shares if an equivalent number of shares are not purchased over the three-year window period. Purchased shares must be held through the end of the five-year vesting period.

Compensation Components and Mix of Compensation

The Company’s direct compensation components consist of base salary, performance-based annual cash incentives, performance-based equity incentives and service-based equity incentives. The Company continues to emphasize performance-based, variable pay in its executive compensation programs. For example, annual cash incentives can range from 0% of target awards to 200% of target awards based on performance that is typically measured over one year. Equity incentives consist of a combination of time-based restricted stock (40% of targeted equity compensation award for 2015) and performance-based restricted stock or “performance shares” (60% of targeted equity compensation award for 2015). Performance shares vest only if and to the extent they are earned based on the achievement of three-year, forward-looking metrics. The Company’s overall executive compensation mix is targeted to approximate one-third base salary and two-thirds annual and equity incentives. The Company continues to evolve the weighting of this mix towards long-term performance-based equity incentives. The following charts illustrate the mix of fixed (base salary) versus variable (incentives/equity) pay and also performance-based versus service-based pay for the Company’s NEOs as a group:
 Base Salary

The Committee reviews the base salaries of its NEOs each year, with salary increases, if any, taking effect on January 1. Salary increases are generally based on an executive’s performance within specific areas of accountability, external market competitiveness and/or internal budget considerations. There were no base salary increases for NEOs in either 2015 or 2016 based on the Company’s philosophy of de-emphasizing base salaries in the total compensation mix.

Annual Executive Incentive Plan

Following its usual practice, the Committee established an annual incentive target for 2015 for each NEO stated as a percentage of base salary. Incentive target levels are based on each executive’s role, organization level, impact on annual performance and competitive considerations. Executives can earn from 0% up to 200% of target based on performance against pre-defined metrics. Targets are reviewed annually by the Committee and adjusted as appropriate to consider market competitiveness and desired mix of annual and long-term incentives. In 2015, the Board and Committee established a performance scorecard framework for compensation actions in 2015 that weighted both primary and secondary financial goals important to the Company’s profitability and sustainable growth. Details of this performance-based framework, associated financial metrics, the Company’s achievement of these metrics and the Committee’s determination with respect to overall performance are described in the scorecard below.

	2015 Targeted Performance Levels	2015 Actual Performance Levels and Weighted Funding
	Target	Result	Weighted Funding*
I. Primary Financial Metrics (50% overall weighting)
ROACE	10.8%	9.0%	20%
GAAP Net Income ($ in millions)	$77	$65	14%

II. Secondary Financial Metrics (50% overall weighting)
Fee Revenue Growth (year-over-year)	22%	13%	—%
Total Revenue Growth (year-over-year)	11%	8%	5%
Tier 1 Common Ratio (minimum)	9.2%	9.8%	4%
Pre-Tax Pre Provision Growth	11%	2%	—%
AUM Net Flows ($ in millions)	$824	($1,869)	—%
Deposit Growth (YTD avg.)	8%	9%	8%
Loan Growth (YTD avg.)	6%	6%	5%

Final Funding Level			56%

*
Determined by the Committee based on primary and secondary financial results versus target. The Committee exercised its negative discretion in determining the final funding at 56% of target bonus awards based on the above scorecard and considering a maximum incentive pool available tied to financial performance under the Annual Executive Incentive Plan of 87% of target awards. The Committee, in consultation with the Company’s management and independent compensation consultant, selected each of the primary and secondary financial metrics on the above financial scorecard to align executive behaviors with critical strategic priorities that were approved by the Board as part of the Company’s 2015 Strategic Plan. These goals are long-term in nature and were selected to drive sustained, long-term profitable growth and financial strength. Based on a comprehensive review by the Committee, with input from the full Board, it was determined that the Company did not fully meet its overall earnings and growth targets, resulting in a total incentive pool of 56% of target bonus awards.

The following table outlines the annual incentive targets for 2015 and the actual bonus received by each NEO:
TARGET AND ACTUAL BONUS DETAILS

Executive	Annual Base Salary	Target Bonus % of Base Salary	Target Bonus	Minimum (0% of Target)	Maximum (200% of Target)	Actual Bonus	Actual as % of Target
C. Deutsch	$675,000	125%	$843,750	$—	$1,687,500	$472,500	56%
D. Kaye	425,000	100%	425,000	—	850,000	238,000	56%
M. Thompson (1)	730,000	68%	500,000	—	1,000,000	350,000	70%
C. Griffin	400,000	100%	400,000	—	800,000	224,000	56%
W.T. MacDonald	350,000	75%	262,500	—	525,000	147,000	56%

(1)
Mr. Thompson’s target bonus was 100% of his “bonus eligible base salary” of $500,000, which equates to 68% of his 2015 total base salary of $730,000. Mr. Thompson was paid per the terms of his Retirement Agreement.

Equity-Based Long-Term Incentives

Overview of Program

The Committee considers long-term equity-based compensation to be an integral part of the Company’s compensation program and grants equity each year, typically in May. The Company’s primary grant forms for its executives are:

1. Performance shares (60% of an executive’s target award value), and
2. Time-based restricted stock (40% of an executive’s target award value).

The Committee reviews the mix of grant forms annually. Performance shares are earned and vest at the end of the three-year performance period only if and to the extent targeted results are achieved within the acceptable performance range (threshold to significant over-achievement) as determined by the Committee. Performance shares are forfeited in the event that targeted results are not achieved. Time-based restricted stock will vest in full three years from the date of grant subject to the executive’s continued employment through the vesting date.

Vesting of Performance Share Award for the 2013-2015 Performance Period

The Company’s NEOs earned 0% of the targeted performance shares based on ROACE performance for the 2013-2015 performance period. As a result, all of the shares scheduled to vest on May 15, 2016 were forfeited. The Company’s ROACE in 2015 was 9% versus a target goal of 12%, and a threshold goal of 10% for the performance period. The following table outlines the awards forfeited:

Executive	Grant Date	Target Number of Shares	Performance Metric Achieved	Total Shares Vested Based upon Performance	Fair Value of Total Shares Vested at Vest Date
C. Deutsch	5/15/2013	63,085	—%	—	$—
D. Kaye	5/15/2013	18,530	—%	—	$—
M. Thompson	5/15/2013	30,779	—%	—	$—
C. Griffin (1)	—	—	N/A	N/A	N/A
W.T. MacDonald	5/15/2013	8,567	—%	—	$—

(1)	Mr. Griffin was not employed by the Company in 2013 and therefore did not participate in the 2013-2015 Performance Share cycle.

2015 Equity Awards

In 2015, the Company granted equity awards to its NEOs of performance shares and time-based restricted stock under the Company’s 2009 Amended and Restated Stock Option and Incentive Plan. Each NEO has an established long-term incentive award target as follows (expressed as a percentage of each executive’s base salary): 150% for Mr. Deutsch, 68% for Mr. Thompson (or 100% of his incentive eligible base salary of $500,000), 75% each for Mr. Kaye, Mr. Griffin and Mr. MacDonald. On February 9, 2016, the Committee approved an increase to Mr. Griffin’s long-term incentive target, from 75% to 100% of base salary.

The total long-term incentive award values set forth below were approved by the Committee on April 13, 2015, and on April 14, 2015 by the Board for the CEO. For 2015, 60% of the grant date fair value of the award was delivered in the form of performance shares and 40% of the grant date fair value of the award was delivered in the form of time-based restricted stock. The approved values were approved slightly below the target long-term incentive award levels for each NEO in order to fund additional equity awards below the executive level. The approved values converted to a fixed number of time-based restricted shares and performance shares using the average daily stock price for the 30 days prior to the conversion date of $12.33 per share. This methodology is used to provide an equity award that takes into account the share price of the Company over the prior 30-day period, as opposed to a single trading day. Once the number of shares was determined based on the values approved by the Committee, shares were granted at the closing price of $12.43 on May 15, 2015, the approved grant date under the Company’s equity grant policy. Awards were determined based on each executive’s performance, criticality of position and relevant employment agreement terms, as applicable.

The 2015 performance shares will be earned or forfeited based on the Company’s performance for the January 1, 2015 to December 31, 2017 period, following the conclusion of such performance period, with 0-150% (0-180% with +/-20% adjustment described below) of the shares earned tied to the Company’s achievement of the following metrics:

1.	Primary Metric: Average ROACE of 12% over the 2015-2017 time frame. The goal was based on achieving a top-quartile ranking relative to industry analyst expectations for our peer group.

2.	Secondary Metrics: The Committee may adjust total shares earned based on the primary ROACE metric by +/- 20% based on the following secondary performance considerations:
•Fee Revenue Growth (December 31, 2014-December 31, 2017 CAGR)
•Relative Return on Tangible Common Equity versus the Company’s peer group

The ROACE goal was selected as the primary metric to motivate attainment of the Company’s long-term ROACE target (which represents top quartile performance in the industry). Secondary metrics were selected to align with the Company’s emphasis on top-line growth, while capturing a relative performance versus peers to incorporate macroeconomic forces which impact the entire industry.

Actual equity grants awarded to the Company’s NEOs in 2015 are set forth in the table below. As described further in the footnotes below, a significant portion of the stock awards (60% of the total) must be earned based on performance with the potential for an earn-out of 0% to 180% of the target performance shares awarded.
GRANT DATE FAIR VALUE OF AWARDS

	2015 Awards
		Time-Based Restricted Stock		Performance-Based Restricted Stock
Executive	Grant Date	Number of Stock Awards	Grant Date Fair Value (1)	Target Number of Shares Granted	Grant Date Fair Value: Target (1)	Maximum Number of Shares Potentially Earned (2)	Grant Date Fair Value: Maximum (1)
C. Deutsch	5/15/2015	32,685	$406,275	49,027	$609,406	88,248	$1,096,923
D. Kaye	5/15/2015	10,178	126,513	15,268	189,781	27,482	341,601
M. Thompson (3), (4)	2/9/2015	23,715	299,995	35,573	449,998	64,031	809,992
	5/15/2015	16,058	199,601	24,088	299,414	43,358	538,940
C. Griffin	5/15/2015	9,570	118,955	14,355	178,433	25,839	321,179
W.T. MacDonald	4/13/2015	28,181	350,008	—	—	—	—
	5/15/2015	8,354	103,840	12,530	155,748	22,554	280,346

(1)	Based upon the closing prices on February 9, 2015 of $12.65, April 13, 2015 of $12.42 and May 15, 2015 of $12.43 respectively.

(2)	Maximum shares potentially earned are equal to 180% of the target performance shares granted.

(3)	Mr. Thompson’s February 9, 2015 equity award was canceled on his retirement date, December 31, 2015.

(4)
Mr. Thompson’s May 15, 2015 time-based and performance restricted stock awards were pro-rated from 16,058 to 3,372, and 24,088 to 5,058, respectively, based on his retirement date. These awards will vest per the original vesting schedule detailed in the award agreements.

Matching Restricted Stock/Inducement Awards for Mr. Deutsch and Mr. Thompson

Mr. Deutsch’s and Mr. Thompson’s employment agreements included one-time matching restricted stock awards tied to each executive’s personal investment in the Company’s stock. These grants were intended to enhance the Company’s ability to retain Mr. Deutsch and Mr. Thompson by vesting shares in three equal installments on each of the third, fourth and fifth anniversaries of the grant date. Terms of the awards stipulate that the grants are forfeited if Mr. Deutsch and Mr. Thompson do not purchase an equivalent number of shares of Company stock before, in the case of Mr. Deutsch, the second anniversary of his commencement date, and in the case of Mr. Thompson, the third anniversary of the effective date of his employment agreement, and hold such stock through certain vesting dates. Mr. Deutsch’s matching restricted stock award was granted on July 31, 2010 (called the “inducement award” and described in the Company’s 2011 proxy statement) with a grant date fair value of $2 million (302,572 shares). Mr. Deutsch’s award fully vested as of July 31, 2015. As of December 31, 2010 (five months after his start date with the Company), Mr. Deutsch had satisfied 100% of his $2 million purchase requirement. Mr. Thompson’s matching restricted stock award was granted on May 13, 2011 with a grant date fair value of $600,000 (93,458 shares). As of January 31, 2014, Mr. Thompson had satisfied 100% of his purchase requirement. Mr. Thompson retired on December 31, 2015 and forfeited 7,507 shares of his matching restricted award.

Special Supplemental Performance/Retention Equity Grant for Mr. Thompson

This award is described in the “Analysis of 2015 Compensation Actions and 2016 Recommended Actions” section and was forfeited in its entirety when Mr. Thompson entered into his retirement agreement.

Equity Grant Policy

The Company has adopted an Equity Grant Policy, as approved in July 2014, to ensure that its equity granting practices are maintained in strict compliance with the Company’s equity plans, policies and all applicable laws, and specifically to prevent backdating of any equity grant, or changing of the timing of equity grants in relation to public release of material information with the intent of benefiting a grantee under an equity award. The policy became effective for equity grants made after March 31, 2007. The Company’s policy is that equity grants occur on a pre-established day during each calendar quarter after the Company’s financial results for the prior quarter have been publicly disclosed. Accordingly, the grant date for all equity grants is generally the 15th day of the month (or the last business day before the 15th day of the month) following the quarterly Board meeting, unless approved otherwise by the Committee. The grant date shall not precede the date the grant was authorized by the Committee, and the grant date for any new hire shall not precede the employee’s date of hire. In addition, the policy provides that all awards and award terms are approved by the Committee in advance of the grant date. The Company executives do not have an ability to select a grant date, and the option exercise price is the closing price of the underlying stock on the date of grant.

Executive Stock Ownership and Share Retention Guidelines

The Committee implemented executive stock ownership guidelines in July 2008 and revised these guidelines in July of 2014 to increase the guidelines based upon a comprehensive review and recommendation by W.T. Haigh & Company, the Company’s compensation consultant at the time. The requirements in the guidelines are expressed as the lesser of a multiple of an executive’s base salary or a fixed number of shares. The Company and the Committee review executive officer stock holdings versus the ownership guidelines at least annually. Ownership guideline multiples were increased from five times base salary to six times base salary for the Company’s CEO and increased from one to three times base salary to two to four times base salary for other NEO positions. NEOs must meet the lesser of the fixed share guideline (350,000 for the Company’s CEO and 54,000 to 225,000 for other NEO positions) or the salary multiple guideline. In 2015, the Committee replaced the holding requirement equal to 50% of profit shares (net shares after cost of purchase, if any, and tax liability) until the minimum threshold is attained with a new requirement that executives (and Board members) attain ownership guidelines within a five-year period.

The following table shows the NEO’s stock ownership relative to the guidelines as of December 31, 2015.

Name	Guideline (multiple of salary)	Status
Mr. Deutsch	6 x Base Salary ($4,050,000)	Meets Requirement
Mr. Thompson	4 x Base Salary ($2,920,000)	Meets Requirement
Mr. Kaye	3 x Base Salary ($1,275,000)	Meets Requirement
Mr. Griffin	3 x Base Salary ($1,200,000)	Does Not Meet Requirement -- New to Company in 2014 (at 49% of Guideline)
Mr. MacDonald	2 x Base Salary ($700,000)	Meets Requirement

Based on the beneficial ownership calculation as reported in this Proxy Statement, as of March 3, 2016, the CEO owned .97% and other NEOs (excluding former executive officers) as a group owned .29% of the Company’s common stock.

Role of Compensation, Governance and Executive Committee, Outside Advisors and Management in Compensation Decisions

The Committee, pursuant to its charter, provides management and the Board with guidance on matters of executive and director compensation and related benefits. The Committee meets in executive sessions when discussing CEO performance and specific actions related to CEO compensation. The Committee approves all compensation actions with respect to the Company’s CEO, and recommends to the Board of Directors that the Board of Directors also approve such compensation actions. The Committee approves all compensation actions for the Company’s other executive officers after reviewing the recommendations of the CEO. The Committee relies on management and outside advisers for staff work and technical guidance in conducting its affairs. It retains full authority to engage independent third party advisers, and in October of 2015 retained Frederic W. Cook & Company to conduct independent studies and provide objective advice on executive and director compensation. Frederic W. Cook & Company’s primary role with the Company is as adviser to the Committee on executive compensation matters. Prior to October 2015, W.T. Haigh & Company served as the independent adviser to the Committee. In 2015, W.T. Haigh & Company’s and Frederic W Cook’s services related primarily to Committee matters and no conflicts of interest were noted.

The Company also retains Goodwin Procter LLP for legal services on executive compensation matters, including drafting of legal plan documents. The Company may use other firms from time to time in the normal course of business.

Executive Benefits and Perquisites

NEOs are entitled to a flexible benefit amount to be used for financial products and services including life insurance, financial planning, long-term care insurance and other health and wellness benefits that enable the executives to better manage and balance their personal lives given the amount of time spent at work. The flexible amount is a fixed maximum annual benefit ranging from $65,000 for the CEO, and between $15,000 and $40,000 for other NEOs. In 2016, the minimum was raised from $15,000 to $20,000. NEOs are also eligible for an annual physical examination. The full value of all perquisites is reported as income to the individuals and, accordingly, is taxable. The flexible benefit may not be used for any type of personal luxury or entertainment expenditures. In addition, Mr. Thompson participated in a long-term care and long-term disability insurance program sponsored by Boston Private Bank & Trust Company (the “Bank”), which was in effect prior to the effective date of his employment agreement with the Company.

NEOs are also eligible for Company-sponsored benefit programs available broadly to Company employees, including healthcare, dental and vision benefits, short-term and long-term disability, life insurance, a 401(k) Profit Sharing Plan and the Company’s Employee Stock Purchase Plan.

Employment Agreements and Executive Severance and Change-in-Control Agreements

The Company no longer provides executive change-in-control agreements in the event of a change-in-control of the Company. The Company has a grandfathered change-in-control agreement with one of the Company’s NEOs, Mr. Kaye, and Mr. Deutsch has an employment agreement with the Company. Mr. Thompson had an employment agreement with the Company which was superseded by a retirement agreement executed on November 5, 2015 and previously disclosed by the Company. Both the grandfathered change-in-control agreement for Mr. Kaye, the employment agreement for Mr. Deutsch and the retirement agreement for Mr. Thompson are described below.

Mr. Kaye’s change-in-control agreement provides a severance payment equal to 2.5 times his annual cash compensation as defined in the agreement, and a pro-rated bonus for the year in which the change-in-control occurs. Any equity awards granted on or after May 15, 2011 are or will be subject to “double-trigger” vesting (as opposed to accelerated vesting) in the event of a change-in-control in which an assumption of the award does not occur.

Mr. Kaye’s change-in-control arrangement is a “double-trigger” arrangement (i.e., benefits are paid in the event that there is both a change-in-control and a termination of employment following certain triggering events, for example, elimination of the executive’s position, as defined in the agreement) and limits payments so that no payments can be deemed to be “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and no excise tax gross-ups are provided.

As part of Mr. Deutsch’s employment agreement, and in lieu of a change-in-control agreement, Mr. Deutsch was given separate severance protection at two times his annual cash compensation if his employment is terminated by the Company without “cause” or by the executive for “good reason,” each as defined in his employment agreement. Equity awards are also subject to “double-trigger” vesting in the event of a change-in-control in which an assumption of the awards does not occur.

Mr. Thompson’s retirement agreement superseded his employment agreement except to the extent that certain provisions of his employment agreement were expressly preserved in the retirement agreement. As part of Mr. Thompson’s retirement agreement and in consideration of certain benefits provided, Mr. Thompson relinquished all cash severance protection previously provided in his employment agreement with respect to a termination by the Company without “cause” or by the executive for “good reason”. Mr. Thompson’s equity awards remained subject to “double-trigger” vesting through his retirement date in the event of a change-in-control in which an assumption of the awards did not occur. The following outlines the compensation and benefits associated with Mr. Thompson’s retirement agreement:

•
Subject to continued employment through December 31, 2015, Mr. Thompson was entitled to a bonus equal to either (1) $350,000 or (2) the percentage of base salary used for calculating the bonus for 2015 for those executives subject to the Short-Term Incentive Framework, whichever is greater. Mr. Thompson’s bonus was approved by the Committee on February 9, 2016 at $350,000.

•
Company-provided medical and dental premiums for Mr. Thompson and his beneficiaries to the same extent as if he had remained employed until the earliest of (1) December 31, 2016 or (2) his eligibility for coverage under another employer’s group medical and dental plan or (3) the termination of his rights under COBRA.

•	Lump sum payment of $15,000 to assist with premiums associated with Mr. Thompson’s individual long-term care insurance policy and previously paid for by the Company.

•
Pro-rata vesting on any outstanding and unvested time-based restricted stock awards and performance share restricted stock awards, calculated based on the number of days during the applicable vesting period that Mr. Thompson was employed by the Company. With respect to the performance share restricted stock awards, the pro-rated shares vest only to the extent that, the Company achieves the performance targets as described in the applicable agreements.

•	Waiver of any prior non-competition provisions, with certain continuing non-solicitation obligations regarding employees and clients.

Payments and benefits payable to the NEOs in connection with a termination of employment or change-in-control are discussed in greater detail under “Potential Payments Upon Termination or Change-in-Control.”

Executive Deferred Compensation Plan

The Company offers a deferred compensation plan that enables certain executives, including each of the NEOs, to defer a portion of their income. Amounts deferred are excluded from an executive’s taxable income and are not deductible by the Company until paid. Executives select from a number of mutual funds and the deferred amounts are increased or decreased to correspond to changes in market value of these underlying mutual fund investments. Any increase in value is recognized as compensation expense. The Company maintains a Rabbi trust with respect to these obligations. Mr. MacDonald participated in the Executive Deferred Compensation Plan in 2015 and Mr. Thompson did not participate but had an outstanding deferred compensation balance from prior years’ participation as of December 31, 2015.

Tax, Regulatory and Accounting Implications

The Company believes it complies with all tax, regulatory and accounting standards. Furthermore, the Committee will continue to review each element of compensation and take appropriate steps to ensure tax deductibility to the extent permitted under applicable law and to the extent this can be accomplished without sacrificing flexibility and other important objectives of the overall compensation program for its executives.

Compensation, Governance and Executive Committee Report

The Compensation, Governance and Executive Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Submitted by the Compensation, Governance and Executive Committee of the Board:

Deborah F. Kuenstner, Chair
Gloria C. Larson
Daniel P. Nolan
Stephen M. Waters

EXECUTIVE COMPENSATION TABLES
The following tables and footnote disclosures set forth information concerning the compensation paid to or earned by the NEOs, including the CEO, the Chief Financial Officer and the next three most highly compensated executive officers of the Company, who served in such capacities during 2015.
SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)		(f)	(g)		(h)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards Grant Date Fair Value ($)(3)		Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)		Total ($)
Clayton G. Deutsch	2015	$675,000	$—	$1,015,681	(4)	$472,500	$135,834	(7)	$2,299,015
CEO	2014	675,000	—	2,903,440		928,100	180,392		4,686,932
	2013	675,000	—	1,036,700		843,800	176,161		2,731,661

David J. Kaye	2015	425,000	—	316,294	(4)	238,000	38,738	(7)	1,018,032
Executive Vice President, Chief Financial and Administrative Officer	2014	425,000	—	284,457		467,500	40,660		1,217,617
	2013	425,000	—	304,516		425,000	39,905		1,194,421

Mark D. Thompson (1)	2015	730,000	—	1,249,008	(4),(5)	350,000	114,625	(7)	2,443,633
Former President; Former Chief Executive Officer - Boston Private Bank & Trust Company	2014	730,000	—	490,764		550,000	140,128		1,910,892
	2013	730,000	—	505,808		528,000	117,590		1,881,398

Corey A. Griffin	2015	400,000	—	297,388	(4)	224,000	27,950	(7)	949,338
Executive Vice President, Chief Executive Officer - Boston Private Investment Management Group and Chief Executive Officer - Boston Private Wealth LLC	2014	263,077 (2)	—	578,528		440,000	266,133		1,547,738

W. Timothy MacDonald	2015	350,000	—	609,596	(4)	147,000	28,693	(7)	1,135,289
Executive Vice President, Chief Risk Officer

(1)
Mr. Thompson’s Stock Awards Grant Date Fair Value represents the full value of equity awarded in 2015. Mr. Thompson’s February 9, 2015 award was canceled and the May 15, 2015 was prorated as per the terms of his retirement agreement.

(2)	Mr. Griffin’s 2014 salary reflects partial year salary based on his hire date.

(3)
The amounts in column (e) reflect the grant date fair value of the equity awards in accordance with ASC Topic 718, Compensation-Stock Compensation (“ASC 718”) pursuant to the 2009 Amended and Restated Stock Option and Incentive Plan. Information about the assumptions used to value these awards can be found in Part II. Item 8. “Financial Statements and Supplementary Data - Note 18: Employee Benefits” of the Company’s 2015 Annual Report on Form 10-K.

(4)
2015 Stock Awards Grant Date Fair Value data includes performance shares which could, based on performance, result in the earn-out of additional shares for above target outperformance (and an increase in the grant date fair value, based on the incremental shares earned, using the original $12.43 price):

	NEO	Target performance shares granted	Maximum shares potentially earned	Increase in grant date fair value based on incremental shares that may be earned at maximum performance level
	Clayton G. Deutsch	49,027	88,248	$487,517
	David J. Kaye	15,268	27,482	151,820
	Mark D. Thompson	24,088	43,358	239,526
	Corey A. Griffin	14,355	25,839	142,746
	W. Timothy MacDonald	12,530	22,554	124,598

(5)
2015 Stock Awards Grant Date Fair Value data includes performance shares which could, based on performance, result in the earn-out of additional shares for above target outperformance (and an increase in the grant date fair value, based on the incremental shares earned, using the original $12.65 price):

	NEO	Target performance shares granted	Maximum shares potentially earned	Increase in grant date fair value based on incremental shares that may be earned at maximum performance level
	Mark D. Thompson	35,573	64,031	$359,994

(6)	The amounts in column (f) reflect the annual incentive awards to the named individuals under the 2013, 2014 and 2015 Annual Executive Incentive Plan.

(7)	All Other Compensation is composed of the following amounts:
	Compensation item	Clayton G. Deutsch	David J. Kaye	Mark D. Thompson	Corey A. Griffin	W. Timothy MacDonald
	Matching contribution to 401(k) plan	$7,950	$7,950	$7,950	$7,950	$7,553
	Dividends paid on unvested stock grants	59,834	10,812	41,651	—	6,140
	Executive medical services	3,050	—	2,750	—	—
	Life insurance premiums	57,708	9,564	32,500	—	2,975
	Long-term disability premiums	7,292	—	8,568	—	6,644
	Long term care premiums	—	10,412	13,706	—	5,381
	Tax and financial planning	—	—	7,500	20,000	—

	Total All Other Compensation	$135,834	$38,738	$114,625	$27,950	$28,693

GRANTS OF PLAN-BASED AWARDS

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Grant Approved Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Clayton G. Deutsch	5/15/2015	4/13/2015				24,513	49,027	88,248	32,685	—	$—	$1,015,681
	2015		$421,875	$843,750	$1,687,500
David J. Kaye	5/15/2015	4/13/2015				7,634	15,268	27,482	10,178	—	—	316,294
	2015		212,500	425,000	850,000
Mark D. Thompson (1)	5/15/2015	4/13/2015				12,044	24,088	43,358	16,058	—	—	499,015
	2/9/2015					17,786	35,573	64,031	23,715			749,993
	2015		250,000	500,000	1,000,000
Corey A. Griffin	5/15/2015	4/13/2015				7,177	14,355	25,839	9,570	—	—	297,388
	2015		200,000	400,000	800,000
W. Timothy MacDonald	5/15/2015	4/13/2015				6,265	12,530	22,554	8,354	—	—	259,588
	4/13/2015								28,181			350,008
	2015		131,250	262,500	525,000

(1)
Mr. Thompson’s February 9, 2015 award was canceled and he forfeited 19,030 of his performance award and 12,686 of his time-based award that was granted on May 15, 2015 as per the terms of his retirement agreement.

(2)
The amounts shown in column (c) reflect the minimum threshold payment levels, which are 50% of the target amount shown in column (d). The amount shown in column (e) is 200% of the target amount shown in column (d), as may be awarded under the Company’s Executive Bonus Plan.

(3)
The number of shares shown in column (f) reflect the minimum threshold number of shares, which are 50% of the target amount shown in column (g); the number of shares shown in column (h) is 180% of the target amount shown in column (g) as may be awarded under the Company’s 2009 Amended and Restated Stock Option and Incentive Plan. For a description of these awards see “Equity-Based Long-Term Incentives.”

(4)
This column shows the grant date fair value of equity awards in accordance with ASC 718. Information about the assumptions used to value these awards can be found in Part II. Item 8. “Financial Statements and Supplementary Data - Note 18: Employee Benefits” of the Company’s 2015 Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information with respect to holdings of exercisable and unexercisable stock options and unvested restricted stock and performance share awards held by the NEOs as of December 31, 2015.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (2)					Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
NEO	(#) Exercisable	(#) Unexercisable	(#) Equity Incentive Plan Awards	Option Exercise Price ($)	Option Expiration Date	Number (#)	Market Value ($) (3)		Number (#)		Market or Payout Value ($) (3)
Clayton G. Deutsch	—	—	—	$—		32,685	$370,648	(4)	49,027	(13)	$555,966
	—	—	—	—		60,883	690,413	(5)	91,324	(14)	1,035,614
	—	—	—	—		30,090	341,221	(6)	45,134	(15)	511,820
	—	—	—	—		42,057	476,926	(7)	63,085	(16)	715,384

David J. Kaye	7,500	—	—	9.03	8/15/2018	10,178	115,419	(4)	15,268	(13)	173,139
	20,240	—	—	20.37	5/15/2018	9,474	107,435	(6)	14,211	(15)	161,153
	—	—	—	—		12,354	140,094	(7)	18,530	(16)	210,130

Mark D. Thompson (1)	7,500	—	—	9.03	1/30/2016	3,372	38,238	(4)	5,058	(13)	57,358
	24,290	—	—	20.37	1/30/2016	8,880	100,699	(6)	13,320	(15)	151,049
	20,000	—	—	29.84	1/30/2016	17,986	203,961	(7)	30,779	(16)	349,034
	15,000	—	—	29.74	1/30/2016	23,642	268,100	(8)	—		—
	—	—	—	—		14,185	160,858	(9)	—		—

Corey A. Griffin	—	—	—	—		9,570	108,524	(4)	14,355	(13)	162,786
	—	—	—	—		33,200	376,488	(10)	8,916	(15)	101,107
	—	—	—	—		5,944	67,405	(6)

W. Timothy MacDonald	7,790	—	—	6.42	5/13/2021	8,354	94,734	(4)	12,530	(13)	142,090
	6,969	—	—	7.94	5/14/2020	28,181	319,573	(11)	9,531	(15)	108,082
	—	—	—	—		6,354	72,054	(6)	8,567	(16)	97,150
	—	—	—	—		5,712	64,774	(7)	—		—
	—	—	—	—		5,308	60,193	(12)	—		—

(1)	Mr. Thompson’s awards outstanding reflect the pro-rated values as per the terms of his retirement agreement.

(2)	All securities issued under the Company’s 1997 Long-Term Incentive Plan, the Company’s 2004 Stock Option and Incentive Plan, or the Company’s 2009 Amended and Restated Stock Option and Incentive Plan.

(3)	The market value is based on the closing price of the Company’s common stock on December 31, 2015 of $11.34, multiplied by the applicable number of shares of restricted stock or performance shares.

(4)	This award vests on May 15, 2018.

(5)	This award vests on December 17, 2017.

(6)	This award vests on May 15, 2017.

(7)	This award vests on May 15, 2016.

(8)	This award vests in three equal annual installments beginning on March 29, 2014.

(9)	This award vests in five equal annual installments beginning on March 29, 2012.

(10)	This award vests in three equal annual installments beginning on August 15, 2017.

(11)	This award vests in three equal annual installments beginning on April 13, 2018.

(12)	This award vests on February 15, 2016.

(13)
2015 Stock Awards include performance shares which could, based on performance for the 2015 - 2017 performance period, result in the earn-out of additional shares for above target outperformance as set forth below.

	NEO	Target performance shares granted	Maximum shares potentially earned
	Clayton G. Deutsch	49,027	88,248
	David J. Kaye	15,268	27,482
	Mark D. Thompson	24,088	43,358
	Corey A. Griffin	14,355	25,839
	W. Timothy MacDonald	12,530	22,554

(14)
2014 Stock Awards include performance shares which could, based on performance for the 2015 - 2017 performance period, result in the earn-out of additional shares for above target outperformance as set forth below.

	NEO	Target performance shares granted	Maximum shares potentially earned
	Clayton G. Deutsch	91,324	164,383

(15)
2014 Stock Awards include performance shares which could, based on performance for the 2014 - 2016 performance period, result in the earn-out of additional shares for above target outperformance as set forth below.

	NEO	Target performance shares granted	Maximum shares potentially earned
	Clayton G. Deutsch	45,134	81,241
	David J. Kaye	14,211	25,579
	Mark D. Thompson	24,518	44,132
	Corey A. Griffin	8,916	16,048
	W. Timothy MacDonald	9,531	17,155

(16)	2013 Stock Awards include performance shares which, based on performance for the 2013 - 2015 performance period, were canceled.
	NEO	Target performance shares granted	Maximum shares potentially earned
	Clayton G. Deutsch	63,085	—
	David J. Kaye	18,530	—
	Mark D. Thompson	30,779	—
	W. Timothy MacDonald	8,567	—

OPTION EXERCISES AND STOCK VESTED
The following table provides information with the respect to restricted stock and performance share awards that vested during 2015.

(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise # (1)	Value Realized on Exercise $	Number of Shares Acquired on Vesting # (1) (2)	Value Realized on Vesting $ (2)
Clayton G. Deutsch	—	$—	198,856	$2,489,205
David J. Kaye	—	—	22,969	285,505
Mark D. Thompson	—	—	90,678	1,112,673
Corey A. Griffin	—	—	—	—
W. Timothy MacDonald	—	—	8,984	111,671

(1)	All securities issued under the Company’s 2009 Amended and Restated Stock Option and Incentive Plan or the Company’s 2010 Inducement Stock Plan.

(2)
The number and value realized of shares acquired on vesting in 2015 includes the following time-restricted shares with fair value at the vest date, using the close price on the vest date, as listed below.

	NEO	Total shares granted	Weighted Average Vest Date Fair Value per Share	Value realized on vesting, based on total shares granted
	Clayton G. Deutsch	198,856	$12.52	$2,489,205
	David J. Kaye	22,969	12.43	285,505
	Mark D. Thompson	90,678	12.27	1,112,673
	Corey A. Griffin	—	—	—
	W. Timothy MacDonald	8,984	12.43	111,671

NON-QUALIFIED DEFERRED COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY $	Registrant Contributions in Last FY $	Aggregate Earnings in Last FY $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last FYE $(1)
Mark D. Thompson	$—	$—	$172	$—	$70,726
W. Timothy MacDonald	$35,000	$—	$(951)	$—	$34,049

(1)	Deferred compensation accounts are deemed invested in mutual funds managed by third party administrators.

Potential Payments Upon Termination or Change-in-Control
Employment Agreement with the Company’s Chief Executive Officer
On June 7, 2010, the Company entered into an employment agreement with its Chief Executive Officer, Mr. Deutsch. In addition to the compensation and benefit arrangements described in detail above, under the terms of the employment agreement, Mr. Deutsch will be eligible to receive certain payments and benefits if his employment is terminated under certain conditions.

If Mr. Deutsch’s employment is terminated by the Company without “cause,” or if Mr. Deutsch terminates his employment for “good reason,” as defined in the applicable employment agreement, he will be entitled to receive the following payments and benefits:

•
subject to signing a general release of claims in favor of the Company, a severance payment equal to two times the sum of (1) his base salary and (2) his target annual bonus, paid out in substantially equal installments in accordance with the Company’s payroll practice over 24 months;

•
all stock options and other stock-based awards that are subject to service-based vesting only shall vest in full and become exercisable or non-forfeitable as of the date of termination. Commencing in 2011, time-based restricted stock awards granted to Mr. Deutsch will instead be subject to pro-rated vesting based on the portion of the applicable vesting period completed as of the date of termination, pursuant to the terms of the applicable award agreements);

•
all stock options and other stock-based awards that are subject to performance-based vesting shall vest upon the completion of the performance period to which such award relates. Vesting of these awards shall be pro-rated based on the portion of the applicable performance period completed as of the date of termination; and

•	subject to the co-payment of premium amounts at the active employees’ rate, Mr. Deutsch may continue to participate in the Company’s group health, dental and vision programs for up to 24 months.

The payments described above will immediately cease if Mr. Deutsch breaches certain non-competition, non-solicitation, non-disparagement, confidentiality, third-party agreements and/or cooperation provisions of the his employment agreement.
If Mr. Deutsch’s employment terminates due to death or disability, he would be entitled to receive the following:

•	a portion of his annual bonus for the year of termination pro-rated for the number of days employed during the year to the date of termination;

•	all stock options and other stock-based awards that are subject to time-based vesting only shall vest in full and become exercisable or non-forfeitable as of the date of termination; and

•
all stock options and other stock-based awards that are subject to performance-based vesting shall vest upon the completion of the performance period to which such vesting schedule relates. Vesting of such award shall be pro-rated based on the portion of the applicable performance period completed as of the date of termination.

If amounts payable to Mr. Deutsch, whether under his employment agreement or otherwise, give rise to the excise tax imposed by Section 4999 of the Code, he will receive the greater after-tax amount of either (1) the full payment or (2) a reduced payment that does not give rise to the excise tax imposed by Section 4999 of the Code. Under the terms of his employment agreement, Mr. Deutsch will not be entitled to any tax gross-up related to severance payments.
Retirement Agreement with the Company’s President
On November 5, 2015, the Company entered into a retirement agreement with its President, Mr. Thompson. In connection with his retirement agreement, Mr. Thompson was not eligible to receive cash severance or other benefits related to a termination of his employment prior to his retirement date of December 31, 2015, for “Good Reason” or by the Company without Cause.

Change-In-Control Agreement with Mr. Kaye
The Company has previously entered into a change-in-control agreement with Mr. Kaye that provides for certain payments and other benefits in connection with a “terminating event” that occurs within the two-year period following a change-in-control of the Company. For purposes of these agreements, the term “terminating event” includes the following: (1) a material diminution in the executive’s responsibilities, authority or duties; (2) a material diminution in the executive’s base salary or target annual bonus other than across the board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (3) a material change in the geographic location at which the executive provides services to the Company; or (4) the material breach of the agreement by the Company, as set forth in the agreements. In connection with any such terminating event within the applicable period following a change-in-control, Mr. Kaye will be eligible to receive the following payments and benefits:

•	a lump-sum cash severance payment equal to 2.5 times annual compensation (sum of base salary and average bonus payments for the three most recent taxable years preceding termination);

•	a pro-rated bonus for fiscal year in which the termination occurs; and

•	accelerated vesting of all outstanding, unvested stock option and stock awards.

Notwithstanding the foregoing, the Company will not be required to make any payment under the agreements to the extent such payment would constitute a parachute payment for purposes of Section 280G of the Code.
Equity Award Agreements
Pursuant to the terms of the Company’s current forms of restricted stock award agreements granted to the Company’s NEOs, in the event that an executive’s employment is terminated by the Company without “cause,” (1) a pro-rated number of shares of time-based restricted stock will vest, and (2) a pro-rated number of performance shares will remain eligible to vest based on actual Company performance for the applicable performance period. In connection with a termination of employment due to an executive’s death or disability, all outstanding awards of stock options or time-vesting restricted stock will vest and a pro-rated number of performance shares will remain eligible to vest based on actual Company performance for the applicable performance period.
In the event of a change-in-control of the Company in which restricted stock awards are assumed, continued or substituted for new awards, (1) time-based restricted stock awards will vest in the event that the executive’s employment is terminated by the Company or its successor without cause within 24 months following such change-in-control, and (2) the parties to such change-in-control may adjust the performance metrics applicable to any performance share awards. In the event that restricted stock awards are not assumed or continued in a change-in-control or substituted for new awards, then (i) time-based restricted stock awards will vest upon and subject to the occurrence of such change-in-control, and (ii) a pro-rated portion of the performance shares will vest.

The table below sets forth the cash severance, bonus (if any), value of accelerated vesting of equity awards and value of health benefits payable to each NEO in the event of a termination of employment without cause, or due to death or disability, a change-in-control of the Company, and a termination of employment following a change-in-control, and assuming, in each case, that the applicable triggering event(s) occurred on December 31, 2015. Estimated equity values in the table below are calculated assuming the closing price of the Company’s stock on December 31, 2015 of $11.34.

Name	Payment/Benefit	Termination without Cause/for Good Reason	Termination due to death or disability	Change-in-Control (no termination)	Termination without Cause/for Good Reason in connection with a Change-in-Control (6)
Clayton G. Deutsch	Cash Severance	$3,037,500	$—	$—	$3,037,500
	Pro-Rated Bonus	—	843,750	—	—
	Accelerated Vesting of Equity (1)	2,001,871	2,838,382	—	2,838,382
	Benefits (3)	29,216	—	—	29,216
	Fringe Benefits (maximum annual cap)	65,000	—	—	65,000
	Total	$5,133,587	$3,682,132	$—	$5,970,098

David J. Kaye	Cash Severance	$850,000	$—	$—	$2,004,583
	Pro-Rated Bonus	—	—	—	238,000
	Accelerated Vesting of Equity (2), (4)	446,123	583,890	—	583,890
	Benefits (3)	—	—	—	45,024
	Fringe Benefits (maximum annual cap)	20,000	—	—	20,000
	Total	$1,316,123	$583,890	$—	$2,891,497

Mark D. Thompson	Cash Severance (5)	$—	$—	$—	$—
	Pro-Rated Bonus	—	350,000	—	—
	Accelerated Vesting of Equity (2), (4)	—	1,680,301	—	—
	Benefits (3)	—	—	—	—
	Fringe Benefit (maximum annual cap)	—	—	—	—
	Total	$—	$2,030,301	$—	$—

(1)
In the event of a change-in-control with no termination non-vested grants of time-based restricted stock would vest if the acquiring company elected not to assume or replace the outstanding grants, and all performance shares would vest pro-rata based on the number of days from the grant date to the date of the change-in-control.

(2)
Performance shares pro-rated based on grant date for each performance/vesting cycle. Beginning with 2011 grants, time-based restricted stock is pro-rated (not fully accelerated) upon termination without cause/for good reason and fully accelerated in a change-in-control termination assuming grants not assumed or replaced. Mr. Thompson retired from the Company on December 31, 2015 and his retirement agreement supersedes any previous agreements with respect to equity treatment for a change-in-control or termination without cause or for good reason.

(3)	Health and dental continuation for two years for Mr. Deutsch and two and a half years for Mr. Kaye using premium rates at January 1, 2016.

(4)
In the event of a change-in-control with no termination, all outstanding, non-vested grants of time-based restricted stock would vest if the acquiring company elected not to assume or replace the outstanding grants, and all performance shares would vest pro-rata based on the number of days from the grant to the date of the change-in-control. Mr. Thompson retired from the Company on December 31, 2015 and his retirement agreement supersedes any previous agreements with respect to equity treatment for a change-in-control or termination without cause or for good reason.

(5)	Mr. Thompson’s retirement agreement does not provide for cash severance benefits in the event of termination without cause or for good reason.

(6)	Triggering termination of employment includes a termination in connection with a “terminating event,” as defined in the applicable Change-in-Control Agreement for Mr. Kaye.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions
The Compensation, Governance and Executive Committee is comprised entirely of the following independent directors: Deborah F. Kuenstner, Chair, Gloria C. Larson, Daniel P. Nolan and Stephen M. Waters. No member of the Compensation, Governance and Executive Committee is a current or was a former officer or employee of the Company or any of its subsidiaries.
Compensation of Directors
Board Retainer
Directors of the Company who are not full-time employees of the Company or any of its subsidiaries receive compensation under a compensation program effective May 1, 2015 that includes an annual retainer fee of $120,000, of which 50% ($60,000) is payable in cash as a cash retainer and 50% ($60,000) is payable in Company stock as a stock retainer. The prior schedule was $45,000 in cash as a cash retainer and $45,000 in stock as a stock retainer, for a total retainer of $90,000. The non-executive Chair’s supplemental annual retainer fee is $50,000, of which 50%, or $25,000, is paid in cash, for a total cash retainer of $85,000, and 50%, or $25,000, is paid in stock, for a total stock retainer of $85,000. The total Chair retainer is $170,000. Each Director can elect to receive up to 100% of the annual cash retainer fee in stock.
Committee Retainers
The annual retainer for Committee Chairs is $3,000. It is assumed that each Director will serve on two committees with a supplemental retainer of $10,000 for any Director serving on three or more committees.
Stock Ownership Guidelines
Directors receive their stock retainer, and any portion of their cash retainer that is elected to be paid in stock, in shares of the Company’s common stock. These shares are purchased by the Company at fair market value on each of the Company’s quarterly grant dates and deposited in each Director’s brokerage account. The Company believes that Director stock ownership is important, and has implemented a minimum stock ownership guideline threshold for outside Directors equal to the lower of (a) five times the annual cash retainer of $60,000 or $300,000 in value (was previously five times the annual cash retainer of $45,000 or $225,000), or (b) 30,000 shares. The non-executive Chair is required to hold $425,000 in value based on his $85,000 annual cash retainer (5 x $85,000 = $425,000) or 42,500 shares. The prior stock ownership guideline for the non-executive Chair was $350,000 in value or 35,000 shares. In 2015, the holding requirement is equal to 50% of profit shares (net shares after cost of purchase, if any, and tax liability) until the minimum threshold is attained with a new requirement that Board members attain ownership guidelines within a five year period.

DIRECTOR COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Board of Directors
Herbert S. Alexander (1)	2015	$24,874	$29,396	$—	$—	$—	$—	$54,270
Lynn Thompson Hoffman (2)	2015	29,992	25,635	—	—	—	—	55,627
Deborah F. Kuenstner	2015	50,793	75,000	—	—	—	—	125,793
Gloria C. Larson (3)	2015	46,793	46,793	—	—	—	—	93,586
John Morton III	2015	63,000	60,000	—	—	—	—	123,000
Daniel P. Nolan	2015	—	121,500	—	—	—	—	121,500
Brian G. Shapiro	2015	64,500	58,500	—	—	—	—	123,000
Kimberly S. Stevenson (4)	2015	—	8,478	—	—	—	—	8,478
Stephen M. Waters (5)	2015	88,000	83,500	—	—	—	—	171,500
Donna C. Wells	2015	60,000	60,000	—	—	—	—	120,000
Lizabeth H. Zlatkus (6)	2015	20,054	20,054	—	—	—	—	40,108

(1)	Mr. Alexander’s compensation is pro-rated to his retirement date of April 14, 2015.

(2)	Mrs. Hoffman’s compensation is pro-rated to her retirement date of April 14, 2015.

(3)	Ms. Larson joined the Board on January 21, 2015, and her compensation reflects her pro-rated earnings.

(4)	Ms. Stevenson joined the Board on October 6, 2015, and her compensation reflects her pro-rated earnings.

(5)	Non-Executive Chairman of the Board.

(6)	Ms. Zlatkus joined the Board on July 1, 2015, and her compensation reflects her pro-rated earnings.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
The following is the report of the Audit and Finance Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015. The Audit and Finance Committee acts under a written charter which specifies the scope of the Audit and Finance Committee’s responsibilities and how it carries out those responsibilities. Each member of the Audit and Finance Committee is listed below and is independent within the definition of the NASDAQ listing standards.
While the Audit and Finance Committee oversees the Company’s financial reporting process for the Board of Directors consistent with its charter, management has primary responsibility for this process, including the Company’s system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements, and not the Audit and Finance Committee.
The Audit and Finance Committee has reviewed and discussed the Company’s December 31, 2015 audited consolidated financial statements with management and with KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”). The Audit and Finance Committee also has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees). In addition, the Audit and Finance Committee has also received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with KPMG its independence from the Company. The Audit and Finance Committee also considered whether KPMG’s provision of non-audit services to the Company is compatible with its independence.
Based on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.
Submitted by the Audit and Finance Committee:

John Morton III, Chair
Brian G. Shapiro
Deborah F. Kuenstner
Lizabeth H. Zlatkus
The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

AUDIT FEES

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for 2015 and 2014, and fees billed for other services rendered by KPMG.

	2015	2014
Audit fees (1)	$915,500	$784,500
Audit related fees (2)	—	41,384
Audit and audit related fees	915,500	825,884
Tax fees	—	—
All other fees (3)	1,662	—
Total fees	$917,162	$825,884

(1)	Audit fees for 2015 and 2014 include fees billed for the annual audit and quarterly reviews.

(2)
Audit related fees for 2014 primarily include fees billed in each of the last two fiscal years for consents issued, comfort letter procedures, and consultations related to various transactions and other matters.

(3)	All other fees for 2015 include fees billed during the year for services related to the IRS exam.
KPMG audited the Company’s consolidated financial statements for the year ended December 31, 2015. The Company expects representatives of KPMG to be present at the Meeting. These representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
In February 2016, the Audit and Finance Committee completed the process to review the appointment of the Company’s independent registered accounting firm and to review compliance with applicable lead audit partner rotational requirements. In the course of the review, the Committee considers, among other things, (1) historical and recent performance on the Company’s audit; (2) tenure as the Company’s independent auditor and familiarity with our operations; (3) the appropriateness of fees; and (4) the auditor’s independence. As a result of this review and following careful deliberation, the Committee has re-appointed KPMG, LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2016. KPMG, LLP has served as the Company’s independent registered public accounting firm for over ten years.
The Audit and Finance Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by KPMG; however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. There were no services provided under the “de minimis” provision in 2015. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit and Finance Committee, who shall present all decisions to pre-approve an activity to the full Committee at its first meeting following such decision.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Board of Directors is submitting for shareholder approval, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K. As previously disclosed by the Company, the shareholders of the Company voted on an advisory, non-binding basis, and the Board of Directors determined, to hold an advisory vote on executive compensation annually.
The resolution that is the subject of this proposal is an advisory, non-binding resolution and will not have any binding legal effect regardless of whether or not it is approved, and may not be construed as overruling a decision by the Company or the Board of Directors or creating or implying any change to the fiduciary duties of the Board. Furthermore, because this advisory, non-binding resolution relates primarily to compensation that has already been paid or contractually committed for the Company’s named executive officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation, Governance and Executive Committee (the “Committee”) intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of the Company’s named executive officers.
The Company’s compensation program is designed to attract, motivate and retain the named executive officers who are critical to the Company’s success by offering a combination of base salary and annual and long-term incentives that are closely aligned with the Company’s annual and long-term performance objectives. Please see the section titled “Compensation Discussion and Analysis” for additional information about the Company’s executive compensation programs.
We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year as detailed in our discussion in the section titled “Compensation Discussion and Analysis.”
For these reasons, the Board of Directors recommends that shareholders vote in favor of the following resolution:
RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.
The Board of Directors unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s named executive officers.

PROPOSAL 3

APPROVAL OF THE COMPANY’S ANNUAL EXECUTIVE INCENTIVE PLAN
Introduction
Our Board of Directors has adopted the Annual Executive Incentive Plan (the “Incentive Plan”), subject to the approval of the Incentive Plan by our stockholders. The Incentive Plan is intended to provide compensation incentives for executive officers within a framework which aligns executive incentive compensation with increases in stockholder value and provides a structure which permits deferral of incentive compensation to retain key employees, while assuring that awards of incentive payments to executive officers from the performance pool to be established under the Incentive Plan each year constitute “performance-based compensation” under Section 162(m) of the Code. Under the terms of the Incentive Plan, within the first 90 days of the Company’s fiscal year the Compensation, Governance and Executive Committee (the “Committee”) establishes performance objectives for that fiscal year. No incentive payments are made under the Incentive Plan for that fiscal year unless the performance objectives are met for the fiscal year.
Our Board of Directors believes that the Incentive Plan will advance the interests of the Company and its stockholders by enabling the Company to align the long-term financial incentives of its executive officers with increases in stockholder value. Accordingly, the Board of Directors has voted, subject to stockholder approval, to adopt the Incentive Plan. If our stockholders do not approve the Incentive Plan, the Incentive Plan will be rescinded and no payments will be made under the Incentive Plan. However, the Company reserves the right to provide other forms of incentive payments to its senior executives that may not be deductible by the Company.
Section 162(m) of the Code generally would disallow the Company a federal tax deduction for compensation in excess of $1 million paid in any fiscal year to any executive officer included in the Summary Compensation Table. This limitation on deductibility does not apply to payments of “performance-based compensation.” Awards of incentive payments to executive officers under the Incentive Plan are designed to constitute “performance-based compensation.” Although the Committee generally has the right to amend the Incentive Plan, any amendment that would (i) change the maximum award that might be payable to any eligible executive under the Incentive Plan, or (ii) establish different performance objectives would be subject to stockholder approval in order for the awards of incentive payments to participants to continue to constitute “performance-based compensation” under Section 162(m) the Code.
Summary of the Incentive Plan
The Incentive Plan is administered by the Committee which consists of at least two Directors who are “non-employee directors” of the Company as that term is defined under Rule 16b-3 promulgated under the Exchange Act, and “outside directors” of the Company as defined in Section 162(m) of the Code and the regulations promulgated thereunder. The Incentive Plan defines participants as the executive officers of the Company designated by the Committee.
Within the first 90 days of the Company’s fiscal year, the Committee will establish a target performance award for each participant and the performance objective or objectives that must be satisfied during the fiscal year. Such performance objectives must be based on the absolute or comparative achievement of one or more of the following criteria, as determined by the Committee: (i) growth in earnings; (ii) growth in pre-tax, pre-provision income; (iii) overall earnings/income level; (iv) operating income; (v) net income (before and after taxes); (vi) EBITDA; (vii) earnings per share; (viii) cash earnings per share; (ix) growth in earnings per share; (x) pre-tax pre-provision income; (xi) operating loss containment; (xii) revenue; (xiii) growth in overall revenue; (xiv) return measures (including, but not limited to, assets, equity, invested capital or sales); (xv) stock price (including, but not limited to, growth measures and total stockholder return); (xvi) operating leverage; (xvii) cash flow (including, but not limited to, operating cash flow and free cash flow); (xviii) credit quality and credit metrics including, but not limited to, net charge offs/average loans and non-performing assets/total assets; (xix) loan loss reserve; (xx) reduction in non-performing assets; (xxi) reduction in criticized or classified assets; (xxii) efficiency ratio; (xxiii) gross margins; (xxiv) capital strength; (xxv) financial or credit ratings; (xxvi) assets under management (AUM) metrics including, but not limited to, net AUM flows and gross AUM flows; (xxvii) balance sheet measures including, but not limited to, loan growth and deposit growth; (xxviii) market to book ratio; (xxix) risk management and regulatory compliance; and (xxx) client services, cross sales, employee engagement and strategic management.
At the end of each fiscal year, the Committee certifies in writing whether the performance objectives have been met. If the performance objectives are met for such fiscal year, the Committee determines and certifies the payout to each participant under the Incentive Plan. The maximum payments that may be made under the Incentive Plan with respect to any fiscal year are (i) $4,000,000 for the Chief Executive Officer and (ii) $2,000,000 for all other participants. In addition, the Committee has full discretion to reduce the amount of incentive payments payable to any participant. A participant whose employment terminates due to death or becoming disabled prior to the last day of the fiscal year may receive a prorated incentive payment with respect to that fiscal year based on the number of days the participant was employed in the fiscal year prior to and including the date of death or disability. In the event of a “change in control” as defined in the Incentive Plan, the Committee as constituted immediately prior to the change in control will have the sole discretion to determine whether and to what extent the performance objectives have been met for the fiscal year in which the change in control occurs.
Awards may be made in cash, restricted shares of common stock of the Company or options to purchase common stock of the Company, as determined by the Committee. Any restricted shares or options awarded under the Incentive Plan will be issued from the Company’s shareholder-approved stock option plan.
The Committee has the right to amend the Incentive Plan. Any amendment that would (i) change the maximum award that might be payable to any participant, or (ii) establish a performance objective other than the performance objectives described above would be subject to stockholder approval in order for the awards of incentive payments to participants from the performance pool to constitute “performance-based” compensation under Section 162(m) of the Code and thus be deductible by the Company.
All executive officers of the Company are eligible for an award under the Incentive Plan for 2016. Since awards to be granted under the Incentive Plan, if any, will be premised upon the achievement of certain performance objectives, and since at all times the grant of such awards may be reduced at the discretion of the Committee, such grants cannot be ascertained at this time. From time to time, other incentive compensation plans may be established under which executive officers may receive awards at the discretion of the Committee. These plans may not require stockholder approval.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR approval of the Incentive Plan.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has selected KPMG as the Company’s independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal year 2016.
Although ratification by shareholders is not required by law or by the Company’s bylaws, the Audit and Finance Committee believes that submission of its selection to shareholders is a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit and Finance Committee will take that fact into consideration, together with such other factors it deems relevant, in determining whether to retain KPMG as our independent registered public accounting firm in the future. Even if the selection is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that such change would be in the best interests of the Company and its shareholders.
Representatives of KPMG will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions from shareholders.
The Audit and Finance Committee reviews audit and non-audit services performed by KPMG, as well as the fees charged by KPMG for such services. In its review of non-audit service fees, the Audit and Finance Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit and Finance Committee and its activities with KPMG can be found in the “Corporate Governance - Committees of the Board and Related Matters” and “Report of the Audit and Finance Committee” sections of this Proxy Statement.
Pre-approval Policy and Procedures
Pursuant to the Audit and Finance Committee Charter, all audit and non-audit services provided to the Company by KPMG must be pre-approved by the Audit and Finance Committee. The Company’s Internal Audit Policy provides for (a) general pre-approval of audit-related services which do not exceed certain aggregate dollar thresholds approved by the Audit and Finance Committee, and (b) specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds. The Audit and Finance Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees.”
The Audit and Finance Committee pre-approved all audit and non-audit fees of KPMG during fiscal 2015.
The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the selection of KPMG as the Company’s independent registered public accounting firm.

OTHER BUSINESS
The Board of Directors is not aware of any other business that may properly come before the Meeting. If any other matters properly come before the Meeting, the proxies will be voted at the discretion of the proxy holders.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2015 regarding shares of common stock that may be issued under the Company’s equity compensation plans including the Company’s Amended and Restated 1997 Long-Term Incentive Plan (the “1997 Plan”), the 1998 Amendment and Restatement of Directors’ Stock Option Plan (the “1998 Plan”), the Company’s 2004 Stock Option and Incentive Plan (“2004 Plan”), the Company’s 2009 Amended and Restated Stock Option and Incentive Plan (“2009 Plan”), the Company’s 2010 Inducement Stock Plan (the “Inducement Plan”), and the Company’s 2001 Employee Stock Purchase Plan, as Amended and Restated (“2001 ESPP”).

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	1,901,911	(3), (4)	$10.46	2,938,937	(5), (6)
Equity compensation plans not approved by security holders (2)	—		$—	164,687

Total	1,901,911		$10.46	3,103,624

(1)	The 2004 Plan, the 2009 Plan, the 1997 Plan, the 1998 Plan, and the 2001 ESPP.

(2)
The Inducement Plan. The Company’s Board of Directors approved the Inducement Plan, which has not been approved by the Company’s shareholders. The purpose of the Inducement Plan is to grant equity awards (stock options, restricted stock, restricted stock units, stock appreciation rights and other stock awards) to new employees as an inducement to join the Company.

(3)
Does not include purchase rights accruing under the 2001 ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(4)	Includes 678,960 shares of restricted stock that could be issued if certain performance metrics are met.

(5)
Includes 2,674,252 shares available for future issuances under the 2004 and 2009 Plans and 943,645 shares available under the 2001 ESPP, less the incremental shares discussed above in note (4) to this table.

(6)	Includes 76,596 shares issued in January 2016 under the 2001 ESPP for the July 1 through December 31, 2015 purchase period.
RELATED PARTY TRANSACTIONS
The Company sends out questionnaires to its directors and officers, and those of its majority or wholly-owned subsidiaries regarding related party transactions. If there are any affirmative responses, the Board reviews them and the terms and conditions of any such transactions. There was one related party transaction. Before Jacqueline S. Shoback, who is Executive Vice President, Chief Client Development Officer, joined the Company in February 2015, her husband’s company completed several credit facilities totaling approximately $17.6 million in total. The credit facilities with Boston Private Bank & Trust Company were originated prior to Ms. Shoback becoming an employee of the Company and no additional credit facilities have been provided since then. All credit facilities were made in the ordinary course of business under normal credit terms, including interest rates and collateral requirements prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk.

SOLICITATION OF PROXIES
The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company’s regular employees may also solicit proxies personally or by telephone. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares of common stock held of record by them. Such custodians will be reimbursed for their expenses. The Company will pay the expenses of soliciting proxies, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. The Company’s representatives may solicit proxies by mail, telephone, electronic or facsimile transmission, or personal interview.
SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING
Shareholder proposals intended to be presented at the next annual meeting of shareholders and which are to be considered for inclusion in the Company’s Proxy Statement and form of proxy for that meeting, must be received by the Company on or before November 18, 2016. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company’s Proxy Statement and form of proxy. Any such proposals should be mailed to: Corporate Secretary, Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109.
A shareholder of record who wishes to present a proposal at the next annual meeting, other than a proposal to be considered for inclusion in the Company’s Proxy Statement described above, must provide written notice of such proposal and appropriate supporting documentation, as set forth in the Company’s by-laws, to the Company at its principal executive office no earlier than December 22, 2016, nor later than January 23, 2017; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the first anniversary of the date of the preceding year’s annual meeting (the “Anniversary Date”) or more than 60 days after the Anniversary Date, timely notice by the shareholder must be delivered not earlier than the close of business on the later of (1) the 90th day prior to the scheduled date of such annual meeting or (2) the 10th day following the first date on which the date of such annual meeting is publicly disclosed. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposal should be mailed to: Corporate Secretary, Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109.

EXHIBIT A

Boston Private Financial Holdings, Inc.
Annual Executive Incentive Plan

SECTION 1-PURPOSE

The Boston Private Financial Holdings, Inc. Annual Incentive Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Boston Private Financial Holdings, Inc. (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives.

SECTION 2-DEFINITIONS

“Board” means the Company’s Board of Directors.

A “Change of Control” shall mean the occurrence of any one of the following events:

(i)any “person” (as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan or trust of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company representing at least 50 percent or more of the combined voting power of the Company’s then outstanding securities;

(ii)persons who, as of January 1, 2016, constituted the Company’s Board (the “Incumbent Board”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director of the Company subsequent to January 1, 2016 whose election or nomination for election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Agreement, be considered a member of the Incumbent Board; or

(iii)the consummation of (A) any consolidation or merger of the Company or its subsidiaries where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of voting securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding voting securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of voting securities (other than pursuant to a stock split, stock dividend or similar transaction, or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding voting securities, then a “Change of Control” should be deemed to have occurred for purposes of the foregoing clause (i).
“Committee” means the Compensation Committee of the Board.
“Company” means Boston Private Financial Holdings, Inc.

“Participant” means each executive officer of the Company designated by the Committee to participate herein with respect to a Performance Period.

“Performance Period” means each fiscal year.

“Plan” means the Boston Private Financial Holdings, Inc. Annual Executive Incentive Plan, as set forth herein and as may be amended from time to time.

“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated there under (including any proposed regulations).

SECTION 3-ADMINISTRATION

The Plan shall be administered by the Committee, which consists of at least two non-employee directors, each of whom satisfies the requirements for an “outside director” as that term is defined under Section 162(m). The Committee shall have the sole authority and discretion to administer and interpret the Plan in good faith to satisfy the requirements for tax deductibility of payments in accordance with Section 162(m). Such authority includes selection of the performance criterion or criteria for any applicable fiscal year and any Participant. Decisions of the Committee shall be final, conclusive and binding on all parties including the Company, its stockholders and Participants and their beneficiaries.

SECTION 4-PERFORMANCE AWARDS

4(a)    Performance Criteria. Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the target performance award for each Participant and the performance objective or objectives that must be satisfied in order for a Participant to receive a performance award hereunder for such Performance Period. Any such performance objectives will be based upon the absolute or comparative achievement of one or more of the following criteria, as determined by the Committee: growth in earnings, growth in pre-tax, pre-provision income; overall earnings/income level; operating income; net income (before and after taxes); EBITDA; earnings per share; cash earnings per share; growth in earnings per share; pre-tax pre-provision income; operating loss containment; revenue; growth in overall revenue; return measures (including, but not limited to, assets, equity, invested capital or sales); stock price (including, but not limited to, growth measures and total stockholder return); operating leverage; cash flow (including, but not limited to, operating cash flow and free cash flow); credit quality and credit metrics including, but not limited to, net charge offs/average loans and non-performing assets/total assets; loan loss reserve; reduction in non-performing assets; reduction in criticized or classified assets; efficiency ratio; gross margins; capital strength; financial or credit ratings; assets under management (AUM) metrics including, but not limited to net AUM flows and gross AUM flows; balance sheet measures, including, but not limited to loan growth and deposit growth; market to book ratio; risk management and regulatory compliance; client service, cross sales, employee engagement and strategic management.

4(b)    Maximum Awards Allowable. At the end of the Performance Period for an award, the Committee will determine the extent to which the performance objectives established for the Performance Period have been achieved and determine the payout of the performance award for each Participant. Any provision of this Plan notwithstanding, in no event shall any Participant receive a performance award hereunder in respect of any Performance Period in excess of amounts listed on the following schedule:

Participant            Maximum Award
Chief Executive Officer         $4,000,000
All others            $2,000,000

4(c)    Negative Discretion. Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee, at its sole discretion may reduce the amount of a performance award determined using the applicable payment schedule(s) or formula(s) for a given Participant.

4(d)    Death or Disability. If a Participant dies or becomes disabled prior to the last day of the Performance Period for which a performance award is payable, such Participant may receive a performance award hereunder equal to their target award payable to such Participant multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the Participant’s death or disability occurs prior to and including the date of the Participant’s death or disability and the denominator of which is the total number of days in the Performance Period, or such lesser amount as the Committee may deem appropriate.

4(e)    Employment Requirement. Except as set forth in Section 4(d), the payment of any performance award shall be conditioned upon the Participant’s employment by the Company on the day the performance award is paid; provided, however, that the Committee may, in its sole discretion, make exceptions to this requirement.

4(f)    Change of Control. In the event of a Change of Control, the Committee (as constituted immediately prior to the Change of Control) shall, in its sole discretion, determine whether and to what extent the Performance Criteria and objective have been met for the Performance Period in which the Change of Control occurs.

4(g)    Forfeiture of Performance Award. Notwithstanding anything herein to the contrary, each Participant shall, in the discretion of the Committee, reimburse the Company for the amount of any performance award received by such individual under the Plan to the extent such performance award or the value of such performance award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

SECTION 5-PAYMENTS

5(a)    In General. Except as otherwise provided hereunder, payment of any performance award determined under Section 4 with respect to a Performance Period, shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained and the amount of any such performance award. Such payments shall be made during the two and one-half month period immediately after the end of the calendar year during which the relevant Performance Period ends, but in no event later than the December 31 of such subsequent year.

5(b)    Form of Payment. The Committee shall determine whether any performance award payable under this Plan is payable in cash, or in stock, restricted stock or options.

SECTION 6-GENERAL PROVISIONS

6(a)    Effective Date of the Plan. The Plan shall be effective for the Company’s 2016 fiscal year and for each of the subsequent four fiscal years, unless terminated earlier by the Committee, provided that the Plan is approved by the affirmative vote of a majority of the votes cast at the Company’s 2016 Annual Meeting of the Stockholders.

6(b)    Amendment to the Plan. The Committee may amend or otherwise modify the Plan from time to time as it deems appropriate to service the Plan’s purposes. However, the Committee shall not amend the Plan, without the appropriate approval of stockholders of the Company, if such amendment would result in payments not qualifying for deductibility under Section 162(m) as determined by the Committee in good faith.

6(c)    Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

6(d)    No Right to Continued Employment. Nothing in this Plan shall be construed as conferring upon any participant any right to continue in the employment of the Company.

6(e)    No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company form taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company as a result of any such action.

6(f)    Taxes. Any amount payable to a Participant or a beneficiary under this plan shall be subject to any applicable United States federal, state and local income and employment taxes and any other amounts that the Company is required by law to deduct or withhold from such payment.

6(g)     Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

6(h)    Governing Law. The validity, construction and effect of the Plan and any actions taken under or relating to the Plan shall be determined in accordance with the laws of The Commonwealth of Massachusetts and applicable federal law.

BOSTON PRIVATE

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS — APRIL 21, 2016

The undersigned hereby constitute(s) and appoint(s) Margaret W. Chambers and David J. Kaye, and each of them, as proxies of the undersigned (the "Proxies"), each with full power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote all of the shares of common stock, par value $1.00, of Boston Private Financial Holdings, Inc. (the "Company"), held of record by the undersigned at the close of business on March 3, 2016 at the Annual Meeting of Shareholders (the "Meeting") to be held at Ten Post Office Square, 2nd Floor, Boston, Massachusetts, 02109, on Thursday, April 21, 2016 at 10:00 a.m., Eastern time, or any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S) AND IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders, the Proxy Statement with respect thereto, and the Company's Annual Report on Form 10-K for Fiscal Year 2015, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

IF VOTING BY MAIL PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

The Board recommends a vote **FOR** all nominees listed in Proposal 1, and **FOR** Proposals 2, 3 and 4.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	WITHHOLD
01 – Clayton G. Deutsch	☐	☐
02 – Deborah F. Kuenstner	☐	☐
03 – Gloria C. Larson	☐	☐
04 – John Morton III	☐	☐
05 – Daniel P. Nolan	☐	☐
06 – Kimberly S. Stevenson	☐	☐
07 – Stephen M. Waters	☐	☐
08 – Donna C. Wells	☐	☐
09 – Lizabeth H. Zlatkus	☐	☐

I plan on attending the meeting ☐

Please sign exactly as your name(s) appear(s) hereon. Where there is more than one holder, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature of Stockholder ____________________ Date ________

Signature of Stockholder ____________________ Date ________

→ CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

→ CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone.

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.